1


          CREDIT AGREEMENT, dated as of October 31, 1996, among BCP/ESSEX HOLDINGS INC., a Delaware corporation ("BCP Holdings"), ESSEX GROUP, INC., a Michigan corporation (the "Company"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"; individually a "Lender") and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders hereunder.

          PRELIMINARY STATEMENTS:

          (1) BCP Holdings, the Company, the banks and other financial institutions parties thereto and The Chase Manhattan Bank, as agent, are parties to the Credit Agreement, dated as of April 12, 1995 (as amended through the date hereof, the "Existing Credit Agreement"). BCP Holdings and the Company have requested that the Existing Credit Agreement be terminated on the Effective Date (as hereinafter defined).

          (2) The Company has requested that (a) the Lenders make Loans (as hereinafter defined) to the Company, the proceeds of which shall be used
    (A) to refund loans outstanding under the Existing Credit Agreement on the Effective Date, (B) to finance the working capital requirements of the Company and its Subsidiaries (as hereinafter defined), (C) to finance the acquisition and assumption (the "Triangle Acquisition") of substantially all of the assets and certain related liabilities of certain businesses of Triangle Wire & Cable, Inc. ("Triangle") and related costs and expenses,
    (D) to pay reasonable fees and expenses in connection with the transactions contemplated hereby and (E) for general corporate purposes and (b) the Issuing Lender (as hereinafter defined) issue Letters of Credit (as hereinafter defined) for the account of the Company in an aggregate amount not to exceed $25,000,000 at any time outstanding.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                "ABR Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

                "Accounts": as defined in the definition of "Eligible Receivables".

                "Administrative Agent": The Chase Manhattan Bank, together with its affiliates, as the arranger of the Revolving Credit Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, and any successor administrative agent appointed and approved pursuant to Section 9.9.

                "Affiliate":  as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder or partner (i) of such Person, (ii)
          of any Subsidiary of such Person or (iii) of any Person described in
          the preceding clause (a).  For purposes of this definition,
          "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii)
          direct or cause the direction of the management and policies of such
          Person whether by contract or otherwise.  For the purposes of
          Section 7.12, shareholders and Affiliates of BSC or BS that would not be Affiliates of Holdings, the Company or any of its
          Subsidiaries other than by reason of being shareholders or
          Affiliates of BSC or BS, and that none in fact participate in the management of any of BSC, BS, BP Co., Holdings, the Company or any
          of its Subsidiaries, nor are controlled by BSC, BS, BP Co.,
          Holdings, the Company or any of its Subsidiaries, or any of their respective Affiliates who in fact participate in the management of any of BSC, BS, BP Co., Holdings, the Company or any of its
          Subsidiaries, shall not be deemed to be Affiliates of Holdings, the
          Company or any of its Subsidiaries.

                "Aggregate Outstanding Extensions of Credit": at any time, an amount equal to the sum of (a) the Aggregate Outstanding Revolving Extensions of Credit at such time and (b) the aggregate principal amount of the Competitive Loans then outstanding.

                "Aggregate Outstanding Revolving Extensions of Credit": at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the aggregate amount of all L/C Obligations then outstanding and (c) the aggregate principal amount of all Specified Basket Debt then outstanding.

                "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate, the C/D Reserve Percentage, the Assessment Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate, the C/D Reserve Percentage, the Assessment Rate or the Federal Funds Effective Rate, respectively.

                "Applicable Margin": for each Type of Revolving Credit Loan, on any date, the rate per annum set forth below opposite the Level then in effect:


       Level     Eurodollar Loans   ABR Loans
       -----     ----------------   ---------

         I             3/4%             0%

        II               1%             0%

        III          1-1/4%           1/4%
        IV           1-1/2%           1/2%

         V           1-3/4%           3/4%
        VI               2%             1%

        VII          2-1/4%         1-1/4%

                "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

                "Assessment Rate": for any day, as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation or any successor (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the FDIC for the FDIC's insuring time deposits at offices of such institution in the United States.

                "Assignment and Acceptance": an Assignment and Acceptance entered into by a Lender and an assignee, and consented to by the Administrative Agent, the Issuing Lender and the Company, substantially in the form of Exhibit I.

                "Available Revolving Credit Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) such Lender s Outstanding Revolving Extensions of Credit.

                "Bank of Montreal Credit Facility": the credit agreement, dated as of May 30, 1996, between Bank of Montreal and Essex International, as amended, supplemented or otherwise modified from time to time.

                "BCP/Company Merger":  as defined in Section 7.5(c).

                "Bessemer Group": the collective reference to BSC, BH, BS, Bessec, any Control Affiliate of any of them (collectively, the "Bessemer Affiliates"), any partner, member, stockholder, manager, director, officer or employee of BSC, BH, BS, Bessec, or a Bessemer Affiliate or of any such partner, member, stockholder or manager (collectively, "Bessemer Associates"), the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Bessemer Associate and a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, members or partners of which, include BSC, BH, BS, Bessec, Bessemer Affiliates, Bessemer Associates, their spouses or their lineal descendants, provided, however, that "Bessemer Group" shall exclude any operating company "controlled" (as defined in the definition of "Control Affiliate") by Bessemer Holdings, L.P., Bessemer Capital Partners, L.P. or any partnership or similar entity under common "control" (as defined in the definition of "Control Affiliate") with Bessemer Holdings, L.P.

                "Bessec": Bessec Holdings, L.P. and any Person which is a Subsidiary or Control Affiliate thereof.

                "BH": Bessemer Holdings, L.P. (as successor in interest to Bessemer Capital Partners, L.P.) and any Person which is a Subsidiary or Control Affiliate thereof.

                "BICC Phillips Purchase Agreement": the purchase agreement between Essex International and BICC Phillips, Inc. to purchase certain equipment, finished goods, inventory and contracts for an aggregate purchase price expected to be approximately $8,000,000.

                "BS": Bessemer Securities LLC and any Person which is a Subsidiary or Control Affiliate thereof.

                "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                "Borrowing Base": as of any date of determination, an amount equal to the sum of (a) 85% of Eligible Receivables as of such date (the "Eligible Receivables Borrowing Base Value") and (b) the lesser of (i) the sum of (x) 65% of Eligible Inventory (other than Eligible Consigned Inventory and Raw Materials) as of such date, (y) 50% of Eligible Consigned Inventory that constitutes Eligible Inventory as of such date and (z) 30% of Raw Materials that constitute Eligible Inventory as of such date and (ii) the Eligible Receivables Borrowing Base Value as of such date. The amounts described in the preceding sentence shall be determined by reference to the most recent monthly Borrowing Base Certificate delivered to the Lenders pursuant to Section 6.2(e). Notwithstanding anything to the contrary in this Agreement, the portion of the Borrowing Base attributable to the Inventory and Accounts of Triangle shall be deemed to equal $62,000,000 until the first date after the 30th day after the Effective Date on which a Borrowing Base Certificate is scheduled to be delivered, at which time (i) the Company shall deliver a new Borrowing Base Certificate reflecting the Inventory and Accounts of Triangle and (ii) the Administrative Agent shall have received a satisfactory report on the examination by the internal staff of the Administrative Agent of the Inventory and Accounts of Triangle (which examination shall not be commenced prior to the Effective Date unless otherwise agreed by the Company).

                "Borrowing Base Certificate": a certificate substantially in the form of Exhibit B-1, with such changes as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrowing Base.

                "Borrowing Date": any Business Day specified in a notice pursuant to Section 2.2 or 2.3, as the case may be, as a date on which the Company requests the Lenders to make Loans hereunder.

                "BP Co.":  Bessemer Partners & Co.

                "BSC":  Bessemer Securities Corporation.

                "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.

                "Capital Expenditures": for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, excluding (a) any such expenditure made with the proceeds of any sale of fixed or capital assets, so long as (i) such proceeds are so applied within twelve months of such sale and (ii) the assets acquired pursuant to such expenditure constitute Collateral as to which the Administrative Agent, for the benefit of the Lenders, has a fully perfected Lien, prior and superior in right to any other Person, other than with respect to Liens expressly permitted by
          Section 7.3 (other than Section 7.3(g)(iii)) and (b) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss or destruction of such property, to the extent such expenditure is made with insurance proceeds relating to any such damage, loss or destruction. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time.

                "Capital Lease Financing Facility": the collective reference to (a) the Agreement and Lease dated as of April 12, 1995, between the Company, as lessee, and Mellon Financial Services Corporation #3, as lessor and (b) any other lease financing facility entered into by the Company or any of its Subsidiaries (provided, that the assets subject thereto, and the pricing, tenor and other terms thereof, shall be reasonably satisfactory to the Required Lenders), in each case as amended, supplemented or otherwise modified from time to time in accordance with Section 7.11.

                "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;
          (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, bankers acceptances and repurchase agreements having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $100,000,000; and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services or P-1 by Moody's

          Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within six months from the date of acquisition.

                "C/D Reserve Percentage": for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion Dollars in respect of new non-personal time deposits in Dollars in New York City having a maturity approximately equal to three months and in an amount of $100,000 or more.

                "Chase": The Chase Manhattan Bank, a New York banking corporation.

                "Code": the Internal Revenue Code of 1986, as amended from time to time.

                "Collateral": all property and interests in property and proceeds thereof now owned or hereafter acquired by Holdings, the Company or any of its Subsidiaries in or upon which a Lien is or will be granted or purported to be granted under any of the Security Documents.

                "Commercial Letters of Credit": the collective reference to Sight Letters of Credit and Usance Letters of Credit.

                "Commitment Percentage": as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender's Revolving Credit Commitment.

                "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under
          Section 414(b) or (c) of the Code.

                "Company Pledge Agreement": the Pledge Agreement made by the Company in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit D-1, as the same may be amended, supplemented or otherwise modified from time to time.

                "Company Security Agreement": the Security Agreement made by the Company in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified from time to time.

                "Competitive Advance Accept/Reject Letter": a notification made by the Company pursuant to Section 2.3(f), substantially in the form of Exhibit C-1.

                "Competitive Advance Invitation": an invitation made by the Company pursuant to Section 2.3(c), substantially in the form of Exhibit C-2.

                "Competitive Advance Offer": an offer by a Lender to make a Competitive Loan pursuant to Section 2.3(d), substantially in the form of Exhibit C-3.

                "Competitive Advance Rate": (a) in the case of a Eurodollar Competitive Loan, the applicable Eurodollar Rate plus (or minus) the Margin, and (b) in the case of a Fixed Rate Competitive Loan, the fixed rate of interest offered by the relevant Lender pursuant to the related Competitive Advance Offer.

                "Competitive Advance Request":  a request made pursuant to
          Section 2.3(b), substantially in the form of Exhibit C-4.

                "Competitive Borrowing": a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Advance Offers for such borrowing have been accepted by the Company pursuant to Section 2.3(f).

                "Competitive Loan": a Loan (which shall be a Eurodollar Competitive Loan or a Fixed Rate Competitive Loan) made by a Lender pursuant to Section 2.3.

                "Competitive Loan Maturity Date": as to any Competitive Loan, the date specified by the Company pursuant to Section 2.3(b) pursuant to the relevant Competitive Advance Request.

                "Competitive Loan Period": as to any Competitive Loan, the period from the applicable Borrowing Date to the applicable Competitive Loan Maturity Date.

                "Compliance Certificate": a certificate duly executed by a Responsible Officer of each of Holdings and the Company in the form of Exhibit K.

                "Confidential Information": written information that Holdings, the Company, any of their Subsidiaries or Affiliates, or any of their authorized representatives furnishes to the Administrative Agent or any Lender on a confidential basis, other than any such information that becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Lender of its obligations hereunder or that is or becomes available to the Administrative Agent or such Lender from a source other than Holdings, the Company, any of their Subsidiaries or Affiliates, or any of their authorized representatives and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto.

                "Confidential Information Memorandum": the Confidential Information Memorandum dated September 1996 and furnished to the Lenders.

                "Consolidated Current Assets":  at a particular date, with respect to any Person, all amounts (other than cash and Cash
          Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at
          such date, plus the amount of the LIFO reserve applied to such
          Person's Inventory as of such date.

                "Consolidated Current Liabilities": at a particular date, with respect to any Person, all amounts which would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of such Person and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.

                "Consolidated EBITDA": for any period, with respect to any Person, Consolidated Net Income of such Person for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans, L/C Obligations and Non-Facility L/C Obligations), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) other non-cash charges (including changes in inventory valuations) and (vi) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and minus, without duplication and to the extent reflected as a credit in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) total cash interest income of such Person and its consolidated Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP; provided, that for the purposes of calculating the Leverage Ratio and the Senior Secured Leverage Ratio pursuant to Section 7.1, for any period ending on any date set forth below, Consolidated EBITDA will be increased by the corresponding amount set forth below:


             Date                                 Amount
             ----                                 ------

             September 30, 1996  . . . . . . . .  Add $10,583,000

             December 31, 1996 . . . . . . . . .  Add $7,937,000

             March 31, 1997  . . . . . . . . . .  Add $8,452,000
             June 30, 1997 . . . . . . . . . . .  Add $6,950,000


                                                                            10



                "Consolidated Net Cash Interest Expense": for any period as to any Person, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its consolidated Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit (including Participation Fees but excluding fronting fees payable solely to the issuer of any such letter of credit) and bankers' acceptance financing and net costs under Interest Rate Protection Agreements (which net costs may be allocated over the term of any Interest Rate Protection Agreement in any manner reasonably deemed appropriate by the Company) minus (b) total cash interest income of such Person and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

                "Consolidated Net Income": for any period as to any Person, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any other Person (other than a Subsidiary of such Person) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Subsidiary in the form of dividends or similar distributions.

                "Consolidated Net Worth": of any Person means, at any date, the excess of total assets of such Person and its consolidated Subsidiaries over total liabilities of such Person and its consolidated Subsidiaries on such date.

                "Consolidated Working Capital": the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                "Control Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                "Defaulted Account": as defined in the definition of "Eligible Receivables".

                "DLJ": Donaldson, Lufkin & Jenrette, Inc. and any Person which is a Subsidiary or Control Affiliate thereof.

                "Dollars" and "$": dollars in lawful currency of the United States of America.

                "EBITDA Basket Amount": for any fiscal year of Holdings, an amount equal to the excess, if any, of (a) Consolidated EBITDA of Holdings for the immediately preceding fiscal year over (b) the product of 1.25 times Consolidated Net Cash Interest Expense of Holdings for the immediately preceding fiscal year.

                "Effective Date": the date on which the conditions specified in Section 5.1 shall have been satisfied.

                "Eligible Consigned Inventory": (a) Inventory (i) which is consigned to and located at the premises of a Person for incorporation in the ordinary course of such Person's business into such Person's manufacturing process, (ii) which is segregated from inventory not owned by the Company or the relevant Subsidiary and identifiable as Inventory and (iii) in respect of which an Eligible Receivable will be created immediately upon the use or incorporation of such Inventory by such Person, and (b) Inventory which is consigned to and located at the premises of a Person who is an agent or distributor approved by the Administrative Agent in writing for the purposes of this definition; provided, that the Company or the relevant Subsidiary, as the case may be, in its capacity as consignor, shall have filed appropriate Uniform Commercial Code financing statements with respect to such Inventory; and provided, further, that the Person holding such Inventory has entered into an agreement, satisfactory in form and substance to the Administrative Agent, providing a waiver of any applicable Lien and of any right of offset on the part of such Person with respect to such Inventory and providing the Administrative Agent with the right to repossess such Inventory upon the occurrence and during the continuance of a Default or Event of Default.

                "Eligible Inventory": all inventory of the Company or any of its Subsidiaries ("Inventory"), valued at the lower of (i) cost determined in accordance with GAAP (excluding any LIFO reserve) and stated on a basis consistent with the historical practices of the Company and its Subsidiaries as of the Effective Date or (ii) market value, that the Administrative Agent, in its reasonable discretion, shall deem eligible, reduced (or, in the case of any positive adjustment pursuant to clause (x) below, increased) by (x) an adjustment, positive or negative, equivalent to the sum of the previous two months' purchase price variances that result when standard costs and actual costs differ, (y) the value of reserves which have been recorded by the Company or any of its Subsidiaries with respect to obsolete, slow-moving or excess Inventory and (z) such other reserves as the Administrative Agent, in its reasonable discretion after consultation with the Company, shall deem appropriate. Without in any way limiting the discretion of the Administrative Agent to deem an item of Inventory eligible or ineligible, the Administrative Agent does not currently intend to treat any item of Inventory as eligible if:

                      (a) such item of Inventory is not assignable or a first priority security interest in such item of Inventory in favor of the Administrative Agent for the benefit of the Lenders has not been obtained and fully perfected by filing Uniform Commercial Code financing statements against the Company or the relevant Subsidiary, as the case may be or, in the case of Inventory located in Canada, by completing all steps required to fully perfect a first priority security interest in such Inventory;

                      (b) such item of Inventory is subject to any Lien whatsoever, other than Liens in favor of the Administrative Agent for the benefit of the Lenders;

                      (c) such item of Inventory (i) is damaged or not in good condition (to the extent not provided for by reserves as described above) or (ii) does not meet all material standards imposed by any Governmental Authority having regulatory authority over such item of Inventory, its use or its sale;

                      (d)  such item of Inventory is not currently
                either readily usable or salable, at prices approximating at least the cost thereof, in the normal course of the business of the Company or the relevant Subsidiary, as the case may be (to the extent not provided for by reserves as described above);

                      (e)  any event shall have occurred or any
                condition shall exist with respect to such item of Inventory which would substantially impede the ability of the Company or the relevant Subsidiary, as the case may be, to continue to use or sell such item of Inventory in the normal course of business;

                      (f) any claim disputing the title of the Company or the relevant Subsidiary, as the case may be, to, or right to possession of or dominion over, such item of Inventory shall have been asserted;

                      (g) any representation or warranty contained in this Agreement or in any other Loan Document applicable to either Inventory in general or to any such specific item of Inventory has been breached with respect to such item of Inventory;

                      (h) the Company or the relevant Subsidiary, as the case may be, does not have good and marketable title as sole owner of such item of Inventory;

                      (i)  such item of Inventory is not Eligible
                Consigned Inventory, is owned by the Company or any of its Subsidiaries, and has been consigned to other
                Persons, or is located at, or in the possession of, a vendor of the Company or such Subsidiary, or is in transit to or from, or held or stored by, third parties;

                      (j) such item of Inventory is work-in-process (other than (i) the copper content of such item of Inventory and (ii) Raw Materials);

                      (k)  such item of Inventory is located on a
                leasehold as to which the lessor has not entered into a landlord's waiver and consent, satisfactory in form and substance to the Administrative Agent, providing a waiver of any applicable Lien and providing the Administrative Agent with the right to receive notice of default, the right to repossess such item of Inventory at any time upon the occurrence or during the continuance of a Default or Event of Default and such other rights as may be acceptable to the Administrative Agent;

                      (l) such item of Inventory is located outside of the United States, Puerto Rico, any United States possession or protectorate which has adopted the Uniform Commercial Code or Canada;

                      (m) such item of Inventory is evidenced by an Account;

                      (n) such item of Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third party from whom the Company or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;

                      (o) such item of Inventory consists of chemicals, enamels or other raw materials (other than (i) the copper content of such item of Inventory and (ii) Raw Materials);

                      (p) such item of Inventory consists of packing, packaging and/or shipping supplies or materials; or

                      (q) such item of Inventory has been otherwise determined by the Administrative Agent (after consultation with the Company), exercising its commercially reasonable discretion, to be unacceptable because the Administrative Agent believes that such item of Inventory is not readily salable under the customary terms on which it is usually sold.

                Notwithstanding anything to the contrary in this Agreement, Inventory having an aggregate value (as determined pursuant to the first sentence of this definition) of up to $30,000,000 that does not constitute Eligible Inventory solely as a result of the failure to obtain (i) an agreement of the kind referred to in the second proviso of the definition of "Eligible Consigned Inventory" or (ii) a landlord's waiver and consent of the kind referred to in clause
          (k) above may be included as Eligible Inventory in any determination of the Borrowing Base; provided that the aggregate value of Inventory described in clause (i) above which is included as

          Eligible Inventory pursuant to this paragraph shall not exceed $25,000,000.

                In addition, notwithstanding anything to the contrary in this Agreement, until October 31, 1997, Triangle Inventory that does not constitute Eligible Inventory solely as a result of the failure to obtain a landlord's waiver and consent of the kind referred to in clause (k) above may be included as Eligible Inventory in any determination of the Borrowing Base.

                "Eligible Receivables": the gross outstanding balance, determined in accordance with GAAP and stated on a basis consistent with the historical practices of the Company and its Subsidiaries as of the Effective Date, of accounts receivable of the Company or any of its Subsidiaries arising out of sales of goods or services made by the Company or any of its Subsidiaries in the ordinary course of business ("Accounts") that the Administrative Agent, in its reasonable discretion, shall deem eligible, less all finance charges, late fees and other fees that are unearned, and less (i) the value of any accrual which has been recorded by the Company or any of its Subsidiaries with respect to downward price adjustments and (ii) such other reserves as the Administrative Agent, in its reasonable discretion after consultation with the Company, shall deem appropriate. Without in any way limiting the discretion of the Administrative Agent to deem an Account eligible or ineligible, the Administrative Agent does not currently intend to treat an Account as eligible if:

                      (a) the Company and its Subsidiaries have not complied with all material Requirements of Law, including, without limitation, all laws, rules, regulations and orders of any governmental or judicial authority relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices and consumer debtor protection, applicable to such Account (or any related contracts) or affecting the collectability of such Account;

                      (b) such Account is not assignable or a first priority security interest in such Account in favor of the Administrative Agent for the benefit of the Lenders has not been obtained and fully perfected by filing Uniform Commercial Code financing statements against the Company or the relevant Subsidiary, as the case may be;

                      (c)  such Account is subject to any Lien
                whatsoever, other than Liens in favor of the Administrative Agent for the benefit of the Lenders;

                      (d) the Company or the relevant Subsidiary, as the case may be, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Account debtor in respect of such Account;

                      (e) such Account does not constitute a legal, valid and binding irrevocable payment obligation of the Account debtor in respect of such Account to pay the balance thereof in accordance with its terms or is subject to any defense, setoff, recoupment or counterclaim;

                      (f) the Account debtor in respect of such Account is the Company or an Affiliate, Subsidiary, division or employee of the Company or any of its Subsidiaries (other than (i) any Account that is otherwise an Eligible Receivable arising from a transaction entered into in the ordinary course of business on an arms'-length basis with (x) Femco or (y) any other joint venture in which the Company or any of its Subsidiaries owns an interest approved by the Administrative Agent in writing for the purposes of this paragraph (f), in each case, with respect to clauses (x) and (y) above, upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable transaction with a Person not an Affiliate and (ii) any Account having an outstanding principal amount of less than $5,000 as to which the Account debtor in respect of such Account is an employee of the Company or any of its Subsidiaries);

                      (g) such Account is an account of the United States government, the government of any state of the United States or any political subdivision thereof, or any agency or instrumentality of any of the foregoing;

                      (h)  an estimated or actual loss has been
                recognized in respect of such Account, as determined in accordance with the Company's usual business practice (each such Account, a "Defaulted Account");

                      (i) 20% or more of the aggregate outstanding amount of all Accounts from the Account debtor in respect of such Account and its Affiliates constitute Defaulted Accounts;

                      (j) any representation or warranty contained in this Agreement or in any other Loan Documents applicable either to Accounts in general or to any such specific Account has been breached with respect to such Account;

                      (k) 50% or more of the outstanding amount of all Accounts from the Account debtor in respect of such Account have become, or have been determined by the Administrative Agent to be, ineligible;

                      (l) the Account debtor in respect of such Account has filed a petition for relief under the United States Bankruptcy Code (or similar action under any successor law or under any comparable law), made a general assignment for the benefit of creditors, had filed against it any petition or other application for relief under the United States Bankruptcy Code (or similar action under any successor law or under any comparable law), failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs;

                      (m) any portion of such Account has remained unpaid for a period exceeding 90 days from the due date (but only to the extent of such overdue portion) or the Company or any of its Subsidiaries has reason to believe such Account is uncollectible;

                      (n) the sale represented by such Account is to an Account debtor organized or located outside one of the states of the United States, Puerto Rico, any United States possession or protectorate which has adopted the Uniform Commercial Code or Canada, unless (i) a letter of credit deemed acceptable by the Administrative Agent is held against such Account or (ii) such Account debtor has a Dun & Bradstreet rating of at least 5A2 (or any equivalent successor rating);

                      (o) the Account debtor in respect of such Account is a supplier or creditor of the Company or any of its Subsidiaries (but only to the extent of the lesser of (i) the amount owing from such Account debtor to the Company or the relevant Subsidiary, as the case may be, pursuant to Accounts that are otherwise eligible and
                (ii) the amount owing to such Account debtor by the Company or the relevant Subsidiary, as the case may be), provided that the aggregate amount of ineligible Accounts under this clause (o) shall be deemed to be $15,000 until such time as the Administrative Agent, in its reasonable discretion, (x) determines that the foregoing provisions of this clause (o) shall be applied for purposes of calculating the Borrowing Base or (y) determines that such amount shall otherwise be changed;

                      (p) such Account is not denominated in Dollars (unless a currency swap or similar hedge has been entered into with respect to such Account, the effect of which is to cause payments in respect of such Account to be denominated in Dollars) or is payable outside the United States;

                      (q) the sale represented by such Account is on a bill-and-hold, undelivered sale, guaranteed sale, sale-or-return, consignment, or sale on approval basis or is subject to any right of return, setoff or charge-back;

                      (r) the Administrative Agent believes, in its reasonable discretion (after consultation with the Company), that the collection of such Account is insecure or that such Account may not be paid;

                      (s) the Company or the relevant Subsidiary, as the case may be, or any other party to such Account, is in default in the performance or observance of any of the terms thereof in any material respect;

                      (t) the Company or the relevant Subsidiary, as the case may be, does not have good and marketable title to such Account as sole owner of such Account;

                      (u) such Account does not arise from the sale and delivery of goods or rendition of services in the ordinary course of business to the Account debtor in respect of such Account;

                      (v) such Account is on terms other than those normal or customary in the business of the Company or the relevant Subsidiary, as the case may be;

                      (w) such Account has associated payment terms exceeding 100 days from invoice date;

                      (x)  if such Account were to constitute an
                Eligible Receivable, more than 15% of all Eligible Receivables would be owing from the Account debtor in respect of such Account or any of its Affiliates;

                      (y) any amounts payable under or in connection with such Account are evidenced by chattel paper, promissory notes or other instruments, unless such chattel paper, promissory notes or instruments have been endorsed and delivered to the Administrative Agent;

                      (z) such Account has been paid by a check which has been returned for insufficient funds if such check is in an amount of at least $100,000, provided that, in addition to the foregoing, a reserve in connection with Accounts which have been paid by checks which have been returned for insufficient funds shall be subtracted for purposes of calculating the Borrowing Base, which reserve shall equal $15,000 or such other amount as the Administrative Agent, in its reasonable discretion, shall determine; or

                      (aa)  such Account has been placed with an
                attorney or other third party for collection.

                "Eligible Receivables Borrowing Base Value": as defined in the definition of Borrowing Base.

                "Environmental Claim":  any written notice of any Governmental
          Authority alleging potential liability for damage to the environment or by any Person alleging potential liability for personal injury
          (including sickness, disease or death), in either case, resulting from or based upon (a) the presence or Release (including
          intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental leaks or spills) of any
          Hazardous Material at, in or from property, whether or not owned or
          leased by Holdings, the Company or any of its Subsidiaries, or (b)
          any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                "Environmental Laws": any and all foreign, federal, state, local and municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority and requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment as now or may at any time hereafter be in effect.

                "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                "Essex International": Essex International, Inc., a Delaware corporation.

                "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the maximum reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                "Eurodollar Base Rate": in the case of any Eurodollar Loan, with respect to each day during each Interest Period or Competitive
          Loan Period pertaining to such Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period or Competitive Loan Period commencing on the first day of such Interest Period or Competitive
          Loan Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period or Competitive Loan Period, provided, that in the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on the Telerate Service), the "Eurodollar Base Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the Company. In the absence of such agreement, the "Eurodollar Base Rate" shall instead be the rate per annum equal to the average (rounded upward, if necessary, to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference
          Lenders as the rate at which such Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York time, two Business Days prior to the beginning of the relevant Interest Period or Competitive Loan Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period or Competitive
          Loan Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Revolving Credit

          Loan to be outstanding during such Interest Period or the amount of the relevant Competitive Loan, as the case may be.

                "Eurodollar Competitive Loan": any Competitive Loan the rate of interest applicable to which is based upon the Eurodollar Rate.

                "Eurodollar Loans": any Eurodollar Competitive Loan or Eurodollar Revolving Credit Loan.

                "Eurodollar Rate": with respect to each day during each Interest Period or Competitive Loan Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):

                                             Eurodollar Base Rate
                             --------------------

                                1.00 - Eurocurrency Reserve Requirements

                "Eurodollar Revolving Credit Loan": any Revolving Credit Loan the rate of interest applicable to which is based upon the Eurodollar Rate.

                "Eurodollar Tranche": the collective reference to Eurodollar Revolving Credit Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                "Excess Cash Flow": for any period , the excess of (a) the sum, without duplication, of (i) Consolidated Net Income of the Company for such period, (ii) an amount equal to the amount of all non-cash charges deducted in arriving at such Consolidated Net Income, (iii) the amount of returned surplus assets of any Plan during such period to the extent not included in arriving at such Consolidated Net Income, (iv) decreases in Consolidated Working Capital of the Company for such period, and (v) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Company and its Subsidiaries during such period (other than sales of Inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of
          (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of Capital Expenditures and Investment Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures), (iii) the aggregate amount of all payments or prepayments of the Senior Unsecured Term Loans during such period (other than pursuant to any mandatory excess cash flow prepayment provision of the Senior Unsecured Term Loan Agreement) and the aggregate amount of all prepayments of the Revolving Credit Loans made during such period to the extent accompanied by a reduction of the Revolving Credit Commitments, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including payments of Capital Lease Obligations of the Company or any of its Subsidiaries (other than any portion thereof allocable to cash interest expense) made during such period) of the Company and its Subsidiaries made during such period, (v) increases in Consolidated Working Capital of the Company for such period, and (vi) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Company and its Subsidiaries during such period (other than sales of Inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

                "Existing Credit Agreement": as defined in the Preliminary Statements.

                "Femco": Femco Magnet Wire Corporation, an Indiana corporation.

                "Fixed Rate Competitive Loan": any Competitive Loan bearing interest at a fixed percentage rate per annum specified by the Lender making such Loan in its Competitive Advance Offer (as opposed to a rate comprised of the Eurodollar Rate plus or minus a Margin).

                "Foreign Subsidiary": any Subsidiary of the Company organized under the laws of any jurisdiction outside the United States of America.

                "Funded Debt": as to any Person, all Indebtedness of such Person (including Capital Lease Obligations but excluding Indebtedness consisting of letters of credit) that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Loans.

                "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, as in effect from time to time. For the purpose of certain calculations hereunder, GAAP shall be modified in the manner described in Section 1.2(e).

                "Goldman": Goldman, Sachs & Co. and any Person which is a Subsidiary or Control Affiliate thereof.

                "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
          (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and
          (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

                "Hazardous Materials": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

                "Holdings": BCP Holdings or any successor thereto (including, without limitation, New Holdings).

                "Holdings Common Equity Offering": any primary offering or sale (public or private) of shares of, or rights to purchase, common stock of Holdings.

                "Holdings Pledge Agreement": the Pledge Agreement made by Holdings in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

                "Holdings Security Agreement": the Security Agreement made by Holdings in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit E-2, as the same may be amended, supplemented or otherwise modified from time to time.

                "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money,
          (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, (h) all Guarantee Obligations of such Person in respect of Indebtedness of any other Person and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                "Information": the information contained in the Confidential Information Memorandum and the financial statements referred to in Sections 4.1(a) and (b).

                "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                "Insolvent":  pertaining to a condition of Insolvency.

                "Intercompany Loans":  as defined in Section 7.2(b).

                "Intercompany Notes": promissory notes, substantially in the form of Exhibit A, evidencing Intercompany Loans or Joint Venture Loans.

                "Interest Coverage Ratio": the ratio of (a) Consolidated EBITDA of Holdings for the relevant Interest Coverage Test Period to
          (b) Consolidated Net Cash Interest Expense of Holdings for such Interest Coverage Test Period.

                "Interest Coverage Test Period": as of any date of determination, the period of four consecutive fiscal quarters of Holdings ending on such date.

                "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Revolving Credit Loan, the last day of the related Interest Period or, in the case of any Eurodollar Revolving Credit Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) as to any Competitive Loan, the last day of the related Competitive Loan Period and, if specified in the relevant Competitive Advance Request, in the case of any Competitive Loan having a Competitive Loan Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Competitive Loan Period and the last day of such Competitive Loan Period.

                "Interest Period": with respect to any Eurodollar Revolving Credit Loan:

                (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Revolving Credit Loan and ending one, two, three or six months thereafter (or, if deposits of such duration are available to all Lenders and all Lenders consent thereto, ending nine or twelve months thereafter), as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Revolving Credit Loan and ending one, two, three or six months thereafter (or, if deposits of such duration are available to all Lenders and all Lenders consent thereto, ending nine or twelve months thereafter), as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

          provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                      (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                      (2) no Interest Period shall extend beyond the Revolving Credit Termination Date;

                      (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                      (4) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Revolving Credit Loan during an Interest Period for such Loan.

                "Interest Rate Protection Agreement": any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect any Person against fluctuations in interest rates.

                "Inventory":  as defined in the definition of "Eligible
          Inventory".

                "Investment Expenditures": the cost or principal amount, as the case may be, of any capital contribution to, acquisition of a business (whether through the purchase of Capital Stock or assets) of, or other similar investment in, any Person; provided that if any such investment is made by the contribution of assets to another Person, such assets shall, for the purpose of determining the cost of such investment, be valued at fair market value.

                "Investors": the collective reference to BSC, BH, DLJ, Goldman and any officer or employee of Holdings, the Company or any of its Subsidiaries, so long as a Management Proxy shall be in full force and effect with respect to such officer or employee.

                "Issue Date":  the date of issuance of the Senior Notes.

                "Issuing Lender": Comerica Bank, in its capacity as issuer of any Letter of Credit.

                "Issuing Lender Loans":  as defined in Section 3.5(a).

                "Joint Venture": any Person (other than a Subsidiary Guarantor) in which the Company or any of its Subsidiaries has an equity interest, including, without limitation, Femco.

                "Joint Venture Loans":  as defined in Section 7.10(e).

                "L/C Commitment":  $25,000,000.

                "L/C Fee Payment Date": the last day of each March, June, September and December and the first Business Day following the last day of the Revolving Credit Commitment Period.

                "L/C Obligations":  at any time, an amount equal to the sum of
          (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

                "L/C Participants": the collective reference to all the Lenders other than the Issuing Lender.

                "Letters of Credit":  as defined in Section 3.1(a).

                "Level": as of any date of determination, the level set forth below then in effect, as determined in accordance with the following provisions of this definition:

    [CAPTION]

     Level                Leverage Ratio                         Interest Coverage Ratio
     -----                --------------                         -----------------------

       I    Less than or equal to 2.0 to 1.0            Greater than or equal to 4.00 to 1.0

      II    Less than or equal to 3.25 to 1.0           Greater than or equal to 3.50 to 1.0

      III   Less than or equal to 3.75 to 1.0           Greater than or equal to 3.00 to 1.0
      IV    Less than or equal to 4.00 to 1.0           Greater than or equal to 2.50 to 1.0

       V    Less than or equal to 4.25 to 1.0           Greater than or equal to 2.25 to 1.0
      VI    Less than or equal to 4.50 to 1.0           Less than 2.25 to 1.0

      VII   Greater than 4.50 to 1.0                    Less than 2.25 to 1.0

          For the purposes of this definition, the Level shall be determined as at the end of each of the first three quarterly periods of each fiscal year of Holdings and as at the end of each fiscal year of
          Holdings, for the period (a "Level Test Period") of four consecutive fiscal quarters ending on the last day of such quarterly period or fiscal year, as the case may be, based on the relevant financial statements delivered pursuant to Section 6.1; changes in the Level shall become effective on the date on which such financial statements are delivered to the Lenders (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 105th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this definition, provided, that, until the effectiveness of any change in the Level based upon the financial statements of Holdings for the fiscal year ending December 31, 1996, the Level shall be deemed to be Level IV, and provided, further, that if any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Level as at the end of the fiscal period that would have been covered thereby shall be deemed to be Level VII.  In the event that the Level corresponding to the Leverage Ratio and the Interest Coverage Ratio
          shall differ in respect of any Level Test Period, the higher-
          numbered Level (with Level VII being the highest-numbered Level)
          shall govern until the next determination of the Level pursuant to this definition.  For the purposes of this definition, in the event that Holdings shall consummate a Holdings Common Equity Offering, the Interest Coverage Ratio shall be calculated after giving effect on a pro forma basis to the discharge of any Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such offering (but only to the extent, in the case of revolving
          Indebtedness, accompanied by a commitment reduction) as if such discharge had occurred on the first day of such Level Test Period.

                "Leverage Ratio": as of the last day of any period of four consecutive fiscal quarters of Holdings, the ratio of (a) Total Debt on such day to (b) Consolidated EBITDA of Holdings for such period.

                "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), or charge of any kind or nature whatsoever, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

                "Loan": any loan made by any Lender pursuant to this Agreement.

                "Loan Documents": this Agreement, the Applications, the Subsidiary Guarantee, the Security Documents, and any Interest Rate Protection Agreement referred to in Section 7.2(l), together with any amendment, supplement or other modification to any of the foregoing. Notwithstanding the foregoing, the Interest Rate Protection Agreements referred to above shall not be deemed to constitute "Loan Documents" for the purposes of any provision of this Agreement or any other Loan Document other than (a) the definition of "Obligations" contained herein or in any other Loan Document and (b) Section 10.

                "Loan Parties": the collective reference to Holdings, the Company and any Subsidiary of the Company which is a party to any Loan Document.

                "Management Proxy": any proxy of any officer or employee of Holdings, the Company or any of its Subsidiaries, directly or indirectly, giving BH the right to vote the shares of Capital Stock of Holdings owned by such officer or employee, substantially identical in form and substance to the Management Proxies delivered to the Administrative Agent prior to the Effective Date.

                "Margin": as to any Eurodollar Competitive Loan, the margin to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Advance Offer relating to such Loan.

                "Material Adverse Effect": a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Holdings, the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any other Loan Party to perform its obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                "Maximum Investment Amount": as of any date of determination, the amount set forth below opposite the Level then in effect:

                      Level          Amount

                        I         $100,000,000
                       II          100,000,000
                      III           80,000,000
                       IV           60,000,000
                        V           40,000,000
                       VI           40,000,000
                      VII           40,000,000

                "Modified Aggregate Outstanding Extensions of Credit": at any time, an amount equal to (a) the Aggregate Outstanding Extensions of Credits at such time minus (b) the lesser of (i) the L/C Commitment and (ii) the sum of (x) the aggregate amount of all L/C Obligations then outstanding and (y) an amount which shall be increased each time Loans are made to reimburse drawings under the Letters of Credit pursuant to Section 3.5, by an amount equal to the principal amount of the Loans so made, and which shall be reduced (but not below zero) each time Loans are prepaid pursuant to Section 2.7 or 2.8, by an amount equal to the principal amount of the Loans so prepaid.

                "Mortgage": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit J (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

                "Mortgaged Properties": the real properties or leasehold interests therein, listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

                "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "Net Cash Proceeds": in connection with any issuance or sale by any Person of equity securities, the cash proceeds received by such Person from such issuance, net of investment banking fees, reasonable and documented attorneys' fees, accountants' fees, underwriting discounts and commissions and other customary fees actually incurred in connection therewith.

                "New Holdings":  as defined in Section 7.5(c).

                "Non-Facility L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding letters of credit issued pursuant to Section 7.2(d) and (b) the aggregate amount of drawings under such letters of credit which have not then been reimbursed in accordance with the terms thereof.

                "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Company to the Administrative Agent or to any Lender (or, in the case of any Interest Rate Protection Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Company pursuant hereto) or otherwise.

                "Outstanding Revolving Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender's Commitment Percentage of the aggregate principal amount of all Specified Basket Debt then outstanding; provided, that for the purpose of determining such Lender's Available Revolving Credit Commitment pursuant to
          Section 2.4(a), the aggregate unpaid principal amount of Specified Basket Debt then outstanding shall be deemed to be zero.

                "Participant":  as defined in Section 11.6(f).

                "Participation Fee": any participation fee payable pursuant to Section 3.3(a) or (b).

                "PBGC ": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

                "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                "Plan": any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
          Section 3(5) of ERISA.

                "Pledge Agreements": collectively, the Holdings Pledge Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreement.

                "Preferred Stock": any preferred stock of Holdings issued for the purpose of prepaying, refinancing or redeeming, or issued in exchange for, (a) the Senior Unsecured Term Loans or (b) other preferred stock of Holdings, in each case in accordance with Section 7.11(a).

                "Preliminary Statements": the clauses that appear after the preamble of this Agreement under the title "Preliminary Statements".

                "Prime Rate": as defined in the definition of "Alternate Base Rate".

                "Raw Materials": raw materials which are located at the Marion, Indiana, PVC processing facility, the Lafayette, Indiana, rubber compounding facility or the Fort Wayne, Indiana, chemical processing facility.

                "Reference Lenders":  Chase and Bank of America Illinois.

                "Register":  as defined in Section 11.6(d).

                "Regulation U ":  Regulation U of the Board.

                "Reimbursement Obligation":  as defined in Section 3.5.

                "Release": any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or out of any property owned or operated by Holdings, the Company or any of its Subsidiaries, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or other media.

                "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
          Section 4241 of ERISA.

                "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. Section 2615.

                "Required Lenders": at any date, the holders of 51% of the aggregate Revolving Credit Commitments, or, if the Revolving Credit Commitments have been terminated or for the purposes of determining whether to accelerate the Loans pursuant to Section 8, the aggregate unpaid principal amount of the Loans.

                "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Responsible Officer": the chief executive officer, president, chief financial officer or treasurer of Holdings or the Company, as the case may be, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings or the Company, as the case may be.

                "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to and/or issue or participate in Letters of Credit issued on behalf of the Company hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof.

                "Revolving Credit Commitment Period": the period from and including the Effective Date to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

                "Revolving Credit Loans":  as defined in Section 2.1(a).

                "Revolving Credit Termination Date":  October 31, 2001.

                "Section 7.2(n) Indebtedness": any Indebtedness incurred pursuant to Section 7.2(n).

                "Section 7.2(p) Indebtedness": any Indebtedness incurred pursuant to Section 7.2(p).

                "Security Agreements": collectively, the Holdings Security Agreement, the Company Security Agreement and the Subsidiary Security Agreement.

                "Security Documents": the collective reference to the Pledge Agreements, the Security Agreements, the Mortgages, and any other collateral security document from time to time executed and delivered in connection herewith or therewith.

                "Senior Note Indenture": the Indenture dated as of May 7, 1993 between the Company and NBD Bank, a Michigan banking corporation (formerly known as NBD Bank, N.A.), as trustee, as amended, supplemented or otherwise modified from time to time in accordance with Section 7.11.

                "Senior Note Indenture Revolving Credit Incurrence Limit": as of any date of determination, the maximum aggregate principal amount of Revolving Credit Loans which would be permitted to be incurred, in accordance with this Agreement, on such date pursuant to Sections 4.04(b)(i) and 4.04(b)(x) of the Senior Note Indenture (after taking into account any Indebtedness (other than L/C Obligations and Specified Basket Debt) then outstanding pursuant to said Sections).

                "Senior Note Indenture Revolving Credit Incurrence Limit Certificate": a certificate substantially in the form of Exhibit B-2, with such changes as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Senior
          Note Indenture Revolving Credit Incurrence Limit.

                "Senior Notes":  the Company's 10% Senior Notes Due 2003.

                "Senior Secured Leverage Ratio": as of the last day of any period of four consecutive fiscal quarters of Holdings, the ratio of
          (a) Total Senior Secured Debt on such day to (b) Consolidated EBITDA of Holdings for such period.

                "Senior Unsecured Term Loans":  as defined in Section 7.2(k).

                "Senior Unsecured Term Loan Agreement": the collective reference to (a) the Senior Unsecured Note Agreement, dated as of April 12, 1995, among Holdings, the Company, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent, as in effect on the Effective Date and (b) any other agreement governing unsecured term Indebtedness of the Company so long as the pricing and other terms thereof are no less favorable to the Company and the Lenders than those then contained in the agreement referred to in clause (a) above, in each case as amended, supplemented or otherwise modified from time to time in accordance with Section 7.11.

                "Sight Letter of Credit":  as defined in Section 3.1(a).

                "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                "Specified Basket Debt": (a) any Indebtedness of the Company or any of its Subsidiaries incurred pursuant to Section 7.2(o), other than, in the case of any such Indebtedness which consists of term loans or term notes, that portion (if any) of the principal amount of such Indebtedness for which there are no scheduled repayments, prepayments or redemptions prior to the Revolving Credit Termination Date and (b) any Section 7.2(p) Indebtedness.

                "Specified Properties": the plants and real properties owned by the Company or its Subsidiaries located in Florence, Alabama; Glendale, Arizona; Chicago, Illinois; Sikeston, Missouri; New

          Market, New Hampshire; Pawtucket, Rhode Island; and Bennettsville, South Carolina.

                "Specified Required Lenders": at any date, the holders of 51% of the sum of (a) the aggregate Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the aggregate unpaid principal amount of the Loans) and (b) the aggregate outstanding principal amount of Indebtedness under the Capital Lease Financing Facility.

                "Standby Letter of Credit": as defined in Section 3.1(a). "Subsidiary": with respect to any Person, any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock, (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person and/or by one or more of such Person's other Subsidiaries. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                "Subsidiary Guarantee": the Guarantee made by the Subsidiaries of the Company party thereto in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

                "Subsidiary Guarantor": each of the Subsidiaries of the Company which is a party to the Subsidiary Guarantee.

                "Subsidiary Pledge Agreement": the Pledge Agreement made by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit D-3, as the same may be amended, supplemented or otherwise modified from time to time.

                "Subsidiary Security Agreement": the Security Agreement made by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit E-3, as the same may be amended, supplemented or otherwise modified from time to time.

                "Supermajority Lenders": at any date shall mean the holders of 66-2/3% of the aggregate Revolving Credit Commitments, or, if the Revolving Credit Commitments have been terminated, the aggregate unpaid principal amount of the Loans.

                "Tax Sharing Agreement": the tax sharing agreement dated effective as of January 1, 1991 between Holdings and the Company, as in effect on the Effective Date.

                "Total Debt": as of any date of determination, all Funded Debt of Holdings and its consolidated Subsidiaries at such date, determined on a consolidated basis in conformity with GAAP.

                "Total Senior Secured Debt": as of any date of determination, the aggregate then outstanding principal amount of all secured Funded Debt incurred by the Company or any of its Subsidiaries pursuant to Section 7.2(a), (c)(iii), (f), (g), (m) or (n).

                "Transferee":  as defined in Section 11.6(g).

                "Triangle":  as defined in the Preliminary Statements.

                "Triangle Acquisition":  as defined in the Preliminary
          Statements.

                "Triangle Acquisition Documents":  as defined in Section
          5.1(d).

                "Triangle Inventory": Inventory located at any leased facility listed on Schedule 1.1C.
                "Type": (a) as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan, and (b) as to any Competitive Loan, its nature as a Eurodollar Competitive Loan or a Fixed Rate Competitive Loan.

                "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended, supplemented or otherwise modified from time to time.

                "Usance Letter of Credit": as defined in Section 3.1(a).

                "Voting Stock": Capital Stock issued by any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          1.2 Other Definitional Provisions; Financial Calculations. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) Notwithstanding anything to the contrary herein, calculations in connection with the covenants contained in Section 7.1 shall utilize accounting principles and policies (including those in respect of accounting for income taxes) in conformity with those used to prepare the financial statements referred to in Section 4.1(b) for the fiscal year of Holdings or the Company, as the case may be, ended December 31, 1995.


                SECTION 2.  THE REVOLVING CREDIT COMMITMENTS

          2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof (including, without limitation, the applicable conditions specified in Section 5), each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Company from time to time during the Revolving Credit Commitment Period. During the Revolving Credit Commitment Period the Company may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

          2.2 Procedure for Revolving Credit Borrowing. The Company may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York
    City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Revolving Credit Loans or (b) 11:00 A.M., New York
    City time, on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Revolving Credit Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Revolving Credit Loans, the respective amounts of each such Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available
    Revolving Credit Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Revolving Credit Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company at the office of the Administrative Agent specified in Section 11.2 prior to 11:00 A.M., New York City time, in the case of Eurodollar Revolving Credit Loans, and 2:00 P.M., New York City time, in the case of ABR Loans, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

          2.3   Competitive Borrowings.

          (a) The Competitive Advance Option. In addition to the Revolving Credit Loans which may be made available pursuant to the foregoing provisions of this Section 2, the Company may, as set forth in this
    Section 2.3, request the Lenders to make offers to make Competitive Loans to the Company during the Revolving Credit Commitment Period. The Lenders may, but shall have no obligation to, make such offers, and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.

          (b) Competitive Advance Request. When the Company wishes to request offers to make Competitive Loans under this Section 2.3, it shall transmit to the Administrative Agent a Competitive Advance Request to be received no later than 12:00 Noon (New York City time) on (x) the fourth Business Day prior to the date of borrowing proposed therein, in the case of a borrowing of Eurodollar Competitive Loans or (y) the Business Day immediately preceding the date of borrowing proposed therein, in the case of Fixed Rate Competitive Loans, specifying:

                (i) the proposed date of the Competitive Borrowing, which shall be a Business Day;

                (ii) the aggregate principal amount of such borrowing, which shall be $5,000,000 or a whole multiple of $1,000,000 in excess thereof;

                (iii) the Competitive Loan Maturity Date applicable to the Competitive Loans to be made pursuant thereto, provided, that the Competitive Loan Maturity Date for each Fixed Rate Competitive Loan shall be not less than 7 days nor more than 360 days after the Borrowing Date therefor and the Competitive Loan Maturity Date for each Eurodollar Competitive Loan shall be not less than one month nor more than twelve months after the Borrowing Date therefor, and in any event shall be not later than the Revolving Credit Termination Date; and

                (iv) whether the Competitive Borrowing then being requested is to be of Eurodollar Competitive Loans or Fixed Rate Competitive Loans.

    A Competitive Advance Request that does not conform substantially to the format of Exhibit C-4 may be rejected by the Administrative Agent in its sole discretion, and the Administrative Agent shall promptly notify the Company of such rejection. The Company may request offers to make Competitive Loans having any one or more Competitive Loan Maturity Dates in a single Competitive Advance Request. No Competitive Advance Request shall be given within three Business Days of any other Competitive Advance Request pursuant to which the Company has borrowed a Competitive Loan.

          (c) Competitive Advance Invitation. Promptly after its receipt of a Competitive Advance Request (but, in any event, no later than 3:00 P.M., New York City time, on the date of such receipt) conforming to the requirements of paragraph (b) above, the Administrative Agent shall send to each of the Lenders a Competitive Advance Invitation which shall constitute an invitation by the Company to each such Lender to offer, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Advance Request.

          (d)  Submission and Contents of Competitive Advance Offers.
    (i) Each Lender may submit a Competitive Advance Offer containing an offer or offers to make Competitive Loans in response to such Competitive Advance Invitation. Each Competitive Advance Offer must comply with the requirements of this paragraph (d) and must be submitted to the Administrative Agent at its offices specified in Section 11.2 not later than (x) 9:30 A.M. (New York City time) on the third Business Day prior to the proposed date of borrowing, in the case of a borrowing of Eurodollar Competitive Loans or (y) 9:30 A.M. (New York City time) on the date of the proposed borrowing, in the case of a Fixed Rate Loan; provided, that any Competitive Advance Offers submitted by the Administrative Agent in the capacity of a Lender may only be submitted if the Administrative Agent notifies the Company of the terms of the offer or offers contained therein not later than fifteen minutes prior to the deadline for the other Lenders. A Competitive Advance Offer submitted by a Lender pursuant to this paragraph (d) shall be irrevocable.

                (ii) Each Competitive Advance Offer shall be in substantially the form of Exhibit C-3 and shall specify:

                      (A)  the date of the proposed Competitive Borrowing,

                      (B) the principal amount of the Competitive Loan for which each such offer is being made, which principal amount
                (w) may be greater than, equal to or less than the Revolving Credit Commitment of the quoting Lender, (x) must be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) may not exceed the principal amount of Competitive Loans for which offers were requested and (z) may be subject to a limitation as to the maximum aggregate principal amount of Competitive Loans for which offers being made by such quoting Lender may be accepted,

                      (C) in the case of a borrowing of Eurodollar Competitive Loans, the Margin offered for each such Competitive Loan, expressed as a percentage (specified in increments of 1/10,000th of 1%) to be added to or subtracted from the Eurodollar Rate,

                      (D) in the case of a borrowing of Fixed Rate Competitive Loans, the rate of interest per annum (specified in increments of 1/10,000th of 1%) offered for each such Competitive Loan, and

                      (E)  the identity of the quoting Lender.

    A Competitive Advance Offer may set forth up to five separate offers by the quoting Lender with respect to each Competitive Loan requested in the related Competitive Advance Invitation. Any Competitive Advance Offer may be disregarded by the Administrative Agent if the Administrative Agent determines that it: (A) is not substantially in the form of Exhibit C-3 or does not specify all of the information required by Section 2.3(d)(ii);
    (B) contains qualifying, conditional or similar language (except for a limitation on the maximum principal amount which may be accepted); (C) proposes terms other than or in addition to those set forth in the applicable Competitive Advance Invitation or (D) arrives after the time set forth in Section 2.3(d)(i).

          (e) Notice to Company. The Administrative Agent shall promptly (and, in any event, by 10:00 A.M., New York City time) notify the Company, by telecopy, of all the Competitive Advance Offers made (including all disregarded offers), the Competitive Advance Rate and the principal amount of each Competitive Loan in respect of which a Competitive Advance Offer was made and the identity of the Lender that made each offer. The Administrative Agent shall send a copy of all Competitive Advance Offers (including all disregarded offers) to the Company for its records as soon as practicable after completion of the offering process set forth in this
    Section 2.3.

          (f) Acceptance and Notice by Company. The Company may in its sole discretion, subject only to the provisions of this paragraph (f), accept or reject any Competitive Advance Offer (other than any disregarded offer) referred to in paragraph (e) above. The Company shall notify the Administrative Agent by telephone, confirmed thereafter by telecopy in the form of a Competitive Advance Accept/Reject Letter, whether and to what extent it wishes to accept any or all of the offers referred to in paragraph (e) above not later than (x) 10:30 A.M. (New York City time) on the third Business Day prior to the proposed date of borrowing, in the case of Eurodollar Competitive Loans or (y) 10:30 A.M. (New York City time) on the proposed date of borrowing, in the case of Fixed Rate Competitive Loans; provided that:

                (i) the failure by the Company to give such notice shall be deemed to be a rejection of all the offers referred to in paragraph
          (e) above;

                (ii) the aggregate principal amount of the Competitive Advance Offers accepted by the Company may not exceed the lesser of
          (A) the principal amount set forth in the related Competitive Advance Request and (B) the excess, if any, of the aggregate Revolving Credit Commitments of all Lenders then in effect over the aggregate principal amount of the Aggregate Outstanding Extensions of Credit immediately prior to the making of such Competitive Loans (and after giving effect to the use of proceeds thereof),

                (iii) the principal amount of each Competitive Borrowing must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof,

                (iv) unless there are any limitations contained in a quoting Lender's Competitive Advance Offer, the Company may not accept a Competitive Advance Offer made at a particular Competitive Advance Rate if it has decided to reject any portion of a offer made at a lower Competitive Advance Rate for the same Type of Competitive Loan and the same Competitive Loan Period, and

                (v)  the Company may not accept any Competitive Advance Offer that is disregarded by the Administrative Agent pursuant to Section

          2.3(d)(ii) or that otherwise fails to comply with the requirements of this Agreement.

    A notice given by the Company pursuant to this paragraph (f) shall be irrevocable.

          (g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Advance Rates for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Competitive Loan Period, the principal amount of Competitive Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in integral multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.

          (h) Notification of Acceptance. The Administrative Agent shall promptly (and, in any event, by 11:00 A.M., New York City time) notify each offering Lender whether or not its Competitive Advance Offer has been accepted (and if so, in what amount and at what Competitive Advance Rate), and each successful offering Lender will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its offer has been accepted.

          2.4 Fees. (a) The Company agrees to pay to the Administrative Agent a commitment fee for the account of the Lenders for the period from and including the Effective Date to the Revolving Credit Termination Date, computed at a rate equal to (i) 0.250% per annum on any date on which Level I or Level II is in effect, (ii) 0.375% per annum on any date on which Level III, Level IV or Level V is in effect or (iii) 0.500% per annum on any date on which Level VI or Level VII is in effect, on the average daily amount of the Available Revolving Credit Commitment of each Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the Effective Date.

          (b) The Company agrees to pay to the Administrative Agent, for its own account and, to the extent mutually agreed upon by the Administrative Agent and the Lenders, for the account of the Lenders, the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent.

          2.5 Evidence of Loans; Repayment. 1. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or a Competitive Loan, the Type thereof and each Interest Period or Competitive Loan Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and
    (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender's share thereof.

          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company by such Lender in accordance with the terms of this Agreement.

          (d) The Company shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate hereunder. The Company shall repay each Competitive Loan on the Competitive Loan Maturity Date applicable thereto.

          2.6 Termination or Reduction of Revolving Credit Commitments. The Company shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (a) the Aggregate Outstanding Extensions of Credit would exceed the Revolving Credit Commitments then in effect or (b) the Outstanding Revolving Extensions of Credit of any Lender would exceed such Lender's Revolving Credit Commitment then in effect. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect. Upon receipt of any notice referred to above, the Administrative Agent shall promptly notify each Lender thereof.

          2.7 Optional Prepayments. The Company may on the last day of any Interest Period with respect thereto (or on any other day if the prepayment referred to herein is accompanied by all amounts payable by the Company pursuant to Section 2.17), in the case of Eurodollar Revolving
    Credit Loans, or at any time and from time to time, in the case of ABR
    Loans, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to such prepayment, in the case of Eurodollar Revolving Credit Loans or (b) 11:00 A.M., New York City time, on the date of such prepayment, in the case of ABR Loans) specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Revolving Credit Loans, ABR Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Notwithstanding anything to the contrary contained herein, the Company shall not prepay any Competitive
    Loan without the consent of the holder or holders thereof (which consent may be withheld in its or their sole discretion), except in connection with an acceleration of the maturity thereof pursuant to Section 8.

          2.8 Mandatory Prepayments. (a) If on any date (including any date on which a Borrowing Base Certificate is delivered pursuant to
    Section 6.2(e)) the Modified Aggregate Outstanding Extensions of Credit as of such date exceed the then applicable Borrowing Base, then, without notice or demand, the Company shall, on such date, prepay the Revolving Credit Loans and, if necessary, cash collateralize the Letters of Credit and/or the Competitive Loans in an aggregate principal amount equal to such excess; provided that if the amount of the Aggregate Outstanding Extensions of Credit is less than the amount of such excess (because Specified Basket Debt constitutes a portion thereof), the Company shall, to the extent of the balance of such excess, repay such Specified Basket Debt. The Company may, subject to the terms and conditions of this Agreement, reborrow the amount of any prepayment made under this Section 2.8(a).

          (b) If on any date (including any date on which a Senior Note Indenture Revolving Credit Incurrence Limit Certificate is delivered pursuant to Section 6.2(e)) the sum of (i) the aggregate L/C Obligations then outstanding and (ii) the aggregate principal amount of Specified Basket Debt then outstanding exceeds the then applicable Senior Note Indenture Revolving Credit Incurrence Limit, then, without notice or demand, the Company shall, on such date, prepay the Revolving Credit Loans and, if necessary, cash collateralize the Competitive Loans to the extent necessary to eliminate such excess; provided that if any such excess remains after giving effect to such prepayment and cash collateralization, the Company shall, to the extent of the balance of such excess, terminate outstanding Letters of Credit, repay Specified Basket Debt and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders. The Company may, subject to the terms and conditions of this Agreement, reborrow the amount of any prepayment made under this Section 2.8(b).

          (c) The application of any prepayment pursuant to this Section 2.8 shall be made first to ABR Loans and second to Eurodollar Revolving Credit Loans; provided, that if on the date on which such prepayment is required to be made the aggregate outstanding amount of ABR Loans and Eurodollar Revolving Credit Loans having an Interest Period expiring on such date is less than the amount required to be prepaid, then, on such date, the Company may, at its option, (i) prepay other Eurodollar Revolving Credit Loans selected by the Company in an amount up to the remaining amount required to be prepaid and/or (ii) if no Default or Event of Default shall have occurred and be continuing, place any amounts which the Company would otherwise be required to use to prepay such other Eurodollar Revolving Credit Loans in an interest-bearing cash collateral account established with the Administrative Agent for the benefit of the Lenders until the expiration of the Interest Periods applicable thereto, at which time such amounts shall be applied to prepay such Eurodollar Revolving Credit Loans. Each prepayment of the Loans under this Section 2.8 (other than ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          2.9 Conversion and Continuation Options. (a) The Company may elect from time to time to convert Eurodollar Revolving Credit Loans to ABR Loans, by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto (or on any other day if on the date of such conversion the Company pays to the Administrative Agent for the account of the Lenders accrued interest on such Eurodollar Loans to the date of such conversion together with all amounts payable pursuant to
    Section 2.17). The Company may elect from time to time to convert ABR Loans to Eurodollar Revolving Credit Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Revolving Credit Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Revolving Credit Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Revolving Credit Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.10 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Revolving Credit Loan after the date that is one month prior to the Revolving Credit Termination Date.

          (b) Any Eurodollar Revolving Credit Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Revolving Credit Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.10 would be contravened or
    (iii) after the date that is one month prior to the Revolving Credit Termination Date and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice referred to above, the Administrative Agent shall promptly notify the Lenders thereof.

          2.10  Minimum Amounts and Maximum Number of Eurodollar Tranches.
    All borrowings, conversions and continuations of Eurodollar Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Revolving Credit Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) there shall be no more than ten Eurodollar Tranches.

          2.11 Interest Rates and Payment Dates. (a) Each Eurodollar Revolving Credit Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          (c) (i) each Eurodollar Competitive Loan shall bear interest for each day during the Competitive Loan Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus (or minus, as the case may be) the Margin offered by the Lender making such Loan and accepted by the Company pursuant to Section 2.3, and (ii) each Fixed Rate Competitive Loan shall bear interest at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Company pursuant to Section 2.3.

          (d)  During the continuation of any Event of Default pursuant to
    Section 8(a), the Company shall pay, on demand, interest (after as well as before judgment to the extent permitted by law) on (i) the principal amount of all outstanding Loans at a rate per annum equal to the rate of interest otherwise applicable in respect of such Loans pursuant to Section 2.11(a), (b), or (c) as the case may be, plus 2% and (ii) to the extent permitted by applicable law, all interest and other amounts due and unpaid hereunder, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2%; provided, however, that, on and after the expiration of the Interest Period applicable to any Eurodollar Revolving Credit Loan outstanding on the date of occurrence of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2%.

          (e) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this
    Section 2.11 shall be payable on demand.

          2.12 Computation of Interest and Fees. (a) Interest on the Loans, commitment fees, Participation Fees and fronting fees shall be calculated on the basis of the actual number of days elapsed over a year of 360 days or, on any date when the Alternate Base Rate is determined by reference to the Prime Rate, a year of 365 or 366 days, as appropriate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

          (c) If any Reference Lender's Revolving Credit Commitment shall terminate or all its Loans shall be assigned for any reason whatsoever, such Reference Lender shall thereupon cease to be a Reference Lender, and the Administrative Agent (after consultation with the Company and the Lenders) shall, by notice to the Company and the Lenders, designate another Lender as a Reference Lender so that there shall at all times be at least two Reference Lenders.

          (d)  Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby.
    If any of the Reference Lenders shall be unable or shall otherwise fail to
    supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of Section 2.13, be determined on the basis of the quotations of the remaining Reference
    Lender.

          2.13 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

                (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Eurodollar Revolving Credit Loans during such Interest Period, the Administrative Agent shall give telex, telecopy or telephonic notice thereof to the Company and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Revolving Credit Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Revolving Credit Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Revolving Credit Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Revolving Credit Loans shall be made or continued as such, nor shall the Company have the right to convert Loans to Eurodollar Revolving Credit Loans.

          2.14 Pro Rata Treatment and Payments. (a) Except as otherwise expressly provided herein, each borrowing by the Company from the Lenders hereunder, each payment by the Company on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Except as otherwise expressly provided herein, each payment (including each prepayment) by the Company on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:30 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in Section 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding
    Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (in which case interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender's share of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender's share of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.14 shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company.

          2.15 Requirements of Law. 2. In the event that any change after the Effective Date in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

                (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.16 and changes in the rate of tax on the net income or earnings of such Lender (including, without limitation, changes in the U.S. branch profits tax));

                (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Lender, within 15 days after its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender has demanded compensation under this Section 2.15(a) with respect to any Eurodollar Revolving Credit Loan, the Company shall have the option to convert immediately such Eurodollar Revolving Credit Loan into an ABR Loan until the circumstances giving rise to such demand for compensation no longer apply; provided, that (i) no such conversion shall affect the Company's obligation to pay compensation as provided herein which is due with respect to the period prior to such conversion and (ii) on the date of such conversion the Company shall pay to the Administrative Agent for the benefit of the relevant Lender accrued interest on such Eurodollar Revolving Credit Loan to the date of conversion, together with any amounts payable pursuant to Section 2.17.

          (b) In the event that any Lender shall have determined that any change after the Effective Date in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender or such corporation, within 15 days after its demand, such additional amount or amounts as will compensate such Lender for such reduction.

          (c)  Prior to making any demand for payment pursuant to this Section
    2.15 with respect to Eurodollar Loans, any Lender making a demand for payment shall designate a different lending office with respect to Eurodollar Loans if such designation will avoid the need for making such demand and will not, in the sole judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

          (d) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.16 Taxes. (a) All payments made by the Company under this Agreement to the Administrative Agent or any Lender shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes imposed on or with respect to or measured by the net income of the Administrative Agent or any Lender and franchise taxes imposed on the Administrative Agent or any Lender, as the case may be, if the Administrative Agent or such Lender is subject to such net income or franchise tax by reason of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Lender (excluding a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by the Company, as promptly as practicable thereafter the Company shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof if such a receipt is issued by the relevant taxing authority and, if not, other documentation reasonably satisfactory to the Administrative Agent or such Lender, as the case may be, evidencing such payment. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent such required receipts or other documentary evidence, the Company shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any state thereof or the District of Columbia), or any estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Company and the Administrative Agent (i) two copies of either U.S. Internal
    Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S.
    Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8 pursuant to this clause (i) in lieu of a Form 1001 or Form 4224, an annual certificate representing that such Non-U.S. Lender is not a "bank" for purposes of
    Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents, (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable forms and (iii) any other documentation as may be required under applicable U.S. tax law and regulations to evidence complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents. Such forms and other documentation shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). Each such Lender shall certify, in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form or other documentation previously delivered by it, and shall deliver such additional forms and documentation as may subsequently be required under applicable U.S. tax law and regulations to evidence complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents unless in any such case any Tax Law Change (as defined below) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms and other documentation previously delivered by it inapplicable or which would prevent such Lender from duly completing and delivering any such form or other documentation previously delivered by it with respect to it and such Lender so advises the Company and the Administrative Agent.
    Unless the Administrative Agent or the relevant Lender shall have delivered to the Company the forms and other documentation referred to above, the Company or the Administrative Agent shall withhold taxes from payments to such Lender hereunder at the applicable statutory rate and the Company shall not be required to pay any additional amounts to such Lender pursuant to Section 2.16(a); provided that this sentence shall not apply, and the Company shall be required to pay additional amounts to such Lender pursuant to Section 2.16(a), if the Administrative Agent or such Lender is unable to deliver such forms and other documentation as a result of a Tax
    Law Change. For purposes of this Section 2.16(b), "Tax Law Change" means, with respect to any Lender, a change in or amendment to the Code or any tax treaty to which the United States is a party that occurs after the date such Lender became a Lender hereunder the effect of which is to cause any payment to such Lender to be subject to U.S. federal withholding tax. Where, because of a Tax Law Change, the Administrative Agent or any Lender is no longer entitled to a complete exemption from U.S. federal withholding tax on payments by the Company to it but is entitled to a reduced rate of taxation with respect to such payments, the Administrative Agent or such Lender shall deliver to the Company such documentation (including, without limitation, a Form 1001, if applicable) as may be required under applicable U.S. tax law and regulations to evidence such reduced rate of taxation, and, if the Administrative Agent or such Lender fails to do so, the Company shall not be required to pay additional amounts to the Administrative Agent or such Lender pursuant to this
    Section 2.16(b) in an amount in excess of the additional amounts it would have been required to so pay if the Administrative Agent or such Lender had provided such documentation.

          (c) If any Lender (or Transferee) shall have determined that it is entitled to claim a refund from a Governmental Authority in respect of Taxes with respect to which the Company has paid additional amounts pursuant to Section 2.16(a), it shall promptly notify the Company of the availability of such refund claim and shall, within 30 days after receipt of a request by the Company, make a claim to such Governmental Authority for such refund at the Company's expense. If any Lender (or Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes with respect to which the Company has paid additional amounts pursuant to Section 2.16(a), it shall within 30 days from the date of such receipt pay over such refund to the Company (but only to the extent of additional amounts paid by the Company under Section 2.16(a) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender (or
    Transferee) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Company, upon the request of the Lender (or Transferee), agrees to repay the amount paid over to the Company (plus penalties, interest or other charges) to the Lender (or Transferee) in the event the Lender (or Transferee) is required to repay such refund to such Governmental
    Authority.

          (d) Notwithstanding anything to the contrary in this Section 2.16, if the Internal Revenue Service determines that a Lender (or Transferee) is a conduit entity knowingly participating in a conduit financing arrangement as defined in Section 7701(1) of the Code and the regulations thereunder and unless the Company expressly consented to such arrangement with full knowledge of the relevant facts of such arrangement at the time it was entered into (a "Conduit Financing Arrangement"), then the Company shall have no obligation to pay additional amounts to the Lender (or Transferee) for any Taxes with respect to any payments hereunder to the extent the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination. Each Lender (or Transferee) represents and agrees that, at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to any borrowings hereunder. The agreement in this Section 2.16(d) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.17  Indemnity.  The Company agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its
    Eurodollar Revolving Credit Loans or Competitive Loans, but excluding loss of the Applicable Margin or any positive Margin applicable to Eurodollar
    Loans), which such Lender may sustain or incur as a consequence of (a)
    default by the Company in payment when due of the principal amount of or interest on any Eurodollar Revolving Credit Loan or Competitive Loan, (b)
    default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Revolving Credit Loans or Competitive Loans
    after the Company has given a notice requesting (or, in the case of
    Competitive Loans, accepting) the same in accordance with the provisions of this Agreement, (c) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment or conversion of Eurodollar Revolving Credit Loans or a Competitive Loans on
    a day which is not the last day of an Interest Period or the Competitive
    Loan Period, as the case may be, with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  Calculation of all amounts
    payable to a Lender under this Section 2.17 with respect to Eurodollar
    Loans shall be made as though such Lender had actually funded its relevant
    Eurodollar Loan through the purchase of a deposit bearing interest at the
    Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period or
    Competitive Loan Period; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17.  The Company shall endeavor to arrange the borrowings and repayments pursuant to this Agreement so as to minimize any amounts which would become payable pursuant to this Section 2.17.  A certificate as to any amounts payable pursuant to this Section 2.17 submitted by any Lender, through the Administrative Agent, shall be conclusive in the absence of manifest error.  The agreements in this
    Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.18 Replacement Lenders. In the event that the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 2.15 or 2.16 (other than solely with respect to Competitive Loans), then, unless such Lender has theretofore removed or cured the conditions which resulted in the obligation to pay such additional amounts, the Company may, on ten Business Days' prior written notice to the Administrative Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to Section 11.6 all of its rights and obligations under this Agreement to another Person which is willing to become a Lender and is acceptable (which acceptance shall not be unreasonably withheld) to the Administrative Agent, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans, any accrued but unpaid commitment fees in respect of such Lender's Revolving Credit Commitment and any other amounts payable to such Lender under this Agreement, provided that any expenses or other amounts owing to such Lender pursuant to any indemnification provision hereof (including, if applicable, Section 2.17) shall be for the account of the Company.

                SECTION 3.  LETTERS OF CREDIT

          3.1   L/C Commitment.  (a)  Subject to the terms and conditions
    hereof (including, without limitation, the applicable conditions specified in Section 5), the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4, agrees to issue letters of credit
    ("Letters of Credit") for the account of the Company on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the
    Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of L/C Obligations and
    Non-Facility L/C Obligations would exceed $25,000,000.  Each Letter of
    Credit shall (i) be denominated in Dollars and shall be either (x) a standby letter of credit issued (1) for the benefit of insurance companies to guarantee insurance claims and premiums, (2) to provide bid and performance guarantees or (3) to guarantee contested appeals (a "Standby
    Letter of Credit"), or (y) a documentary sight letter of credit (a "Sight
    Letter of Credit") or documentary time letter of credit (a "Usance Letter of Credit") in respect of the purchase of goods or services by the Company
    and its Subsidiaries in the ordinary course of business and (ii) expire no later than the Revolving Credit Termination Date.

          (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          (d) The terms of the Letters of Credit and the Company's relationship with the Issuing Lender under this Agreement may be set forth in a separate agreement among the Company, the Issuing Lender and the Administrative Agent, provided that the provisions of such agreement are not inconsistent with the provisions of this Agreement.

          3.2 Procedure for Issuance of Letters of Credit. The Company may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit unless it has received the Application therefor and all such other certificates, documents and other papers and information relating thereto by 12:00 Noon, New York City time, on the Business Day immediately preceding the day on which such Letter of Credit is to be issued) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Company. The Issuing Lender shall furnish a copy of such Letter of Credit to the Administrative Agent and the Company promptly following the issuance thereof.

          3.3 Fees and Other Charges. (a) The Company shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a participation fee with respect to the Commercial Letters of Credit (other than Usance Letters of Credit in respect of which a banker's acceptance has been issued or a deferred payment has been created) at a per annum rate equal to the Applicable Margin from time to time in effect with respect to Eurodollar Revolving Credit Loans minus 0.25% on the average daily aggregate amount available to be drawn under such Commercial Letters of Credit during the period for which payment is made. Such participation fee shall be payable to the Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Such participation fee shall be payable quarterly in arrears on each L/C Fee Payment Date and shall be nonrefundable.

          (b) The Company shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a participation fee with respect to the Standby Letters of Credit and the Usance Letters of Credit in respect of which a banker's acceptance has been issued or a deferred payment has been created, at a per annum rate equal to the Applicable Margin from time to time in effect with respect to Eurodollar Revolving Credit Loans on the average daily aggregate amount available to be drawn under such Letters of Credit during the period for which payment is made. Such participation fee shall be payable to the Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Such participation fee shall be payable quarterly in arrears on each L/C Fee Payment Date and shall be nonrefundable.

          (c) In addition to the foregoing fees, (i) the Company shall pay to the Issuing Lender, for its own account, a fronting fee in respect of each Letter of Credit equal to a per annum rate agreed upon between the Company and the Issuing Lender on the average daily aggregate amount available to be drawn under such Letter of Credit during the period for which payment is made; such fronting fee shall be payable quarterly in arrears on each L/C Fee Payment Date and shall be nonrefundable; and (ii) the Company shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          (d) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Section.

          3.4 L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage of the Issuing Lender's obligations and rights under or in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.

          3.5   Drawing and Reimbursement.  (a)  The payment by the Issuing
    Lender of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Lender on the date of such payment of a Revolving Credit Loan ("Issuing Lender Loans"), which shall be an ABR Loan, in the amount of such draft (but without any requirement for compliance with the provisions of Sections 2.1 and 2.2 or the conditions set forth in Section 5).  It is understood that, notwithstanding anything to the contrary in this Section 3.5, interest on any unreimbursed Issuing Lender Loan shall be payable by the Company from the date on which such Loan is deemed to be made, at the interest rate then applicable to ABR Loans.  In the event that a drawing under any
    Letter of Credit is not reimbursed by the Company by 12:00 Noon, New York
    City time, on the first Business Day after such drawing, the Issuing
    Lender shall promptly notify the Administrative Agent and, upon receipt of such notice, the Administrative Agent will in turn notify each L/C
    Participant.  Each L/C Participant shall, on the first Business Day following such notification, make a Revolving Credit Loan, which shall be an ABR Loan, in an amount equal to its Commitment Percentage of such drawing for application to reimburse the Issuing Lender (but without any requirement for compliance with the provisions of Sections 2.1 and 2.2 or
    the conditions set forth in Section 5) and shall make available to the
    Administrative Agent for the account of the Issuing Lender, by deposit to the Administrative Agent's account, in same day funds, the amount of such
    Loan.  If and to the extent that any Lender shall not have so made the amount of such Loan available to the Administrative Agent, such L/C
    Participant and the Company severally agree to pay to the Administrative
    Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Lender until the date such amount is paid to the Administrative Agent (such obligation on the part of the Company, together with any comparable obligation with respect to participating interests pursuant to Section 3.5(b), being referred to herein as a "Reimbursement Obligation"), at (a) in the case of the
    Company, the interest rate then applicable to ABR Loans and (b) in the case of such L/C Participant, the daily average federal funds rate during the relevant period as quoted by the Administrative Agent, calculated on the basis of the actual number of days elapsed during such period over a year of 360 days.  If such L/C Participant shall pay to the Administrative
    Agent such amount, such amount so paid shall constitute such L/C
    Participant's Revolving Credit Loan for purposes of this Agreement.

          (b) If, for any reason (including as a result of the occurrence of an Event of Default with respect to the Company pursuant to Section 8(f)), ABR Loans may not be made pursuant to Section 3.5(a) by the L/C Participants to repay Issuing Lender Loans, then, effective on the date such ABR Loans would otherwise have been made, each L/C Participant severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, to the extent of such L/C Participant's Commitment Percentage, purchase a participating interest in such Issuing Lender Loans. Each L/C Participant will immediately transfer to the Administrative Agent, in same day funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to the Issuing Lender. Each L/C Participant shall share on a pro rata basis (calculated by reference to its participating interest in such Issuing Lender Loans) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Lender shall not have so made the amount of such participating interest available to the Administrative Agent, such L/C Participant and the Company severally agree to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Lender until the date such amount is paid to the Administrative Agent, at (a) in the case of the Company, the interest rate then applicable to ABR Loans and (b) in the case of such L/C Participant, the daily average federal funds rate during the relevant period as quoted by the Administrative Agent, calculated on the basis of the actual number of days elapsed during such period over a year of 360 days. If such L/C Participant shall pay to the Administrative Agent such amount, such amount so paid shall constitute such L/C Participant's participating interest in the relevant Issuing Lender Loans for purposes of this Agreement.

          3.6   Obligations Absolute.  The Company's obligations under this
    Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit.  The Company also agrees with the Issuing Lender and the L/C Participants that the
    Issuing Lender and the L/C Participants shall not be responsible for, and
    the Company's obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the
    Company against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender and the L/C Participants shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except, in the case of the Issuing
    Lender, for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct.  The Company agrees that any action taken or omitted by the Issuing Lender under or in connection with any
    Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the
    State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Lender or any L/C Participant to the Company.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          3.8 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

          3.9 Notices and Reports. The Issuing Lender shall furnish (a) to the Administrative Agent notice of any failure to issue, any extension or expiration of, or any drawing under any Letter of Credit prior to 11:00 A.M. (New York City time) on the day of such extension, expiration or drawing or, in the case of a failure to issue, on the day on which the Issuing Lender determines not to issue a Letter of Credit and (b) to the Administrative Agent on the last Business Day (or such other day as is agreed between the Administrative Agent and the Issuing Lender) of each month a written report setting forth the average daily aggregate maximum amount available to be drawn (assuming compliance with all conditions to drawing) during such month under all Letters of Credit and summarizing issuance and expiration dates of Letters of Credit issued during such month and drawings during such month under all Letters of Credit. Upon receipt of any report referred to in clause (b) above, the Administrative Agent shall deliver a copy thereof to each L/C Participant, together with a calculation of each L/C Participant's participation in each Letter of Credit referred to in such report.

                SECTION 4.  REPRESENTATIONS AND WARRANTIES

          To induce the Lenders to enter into this Agreement and to make or maintain the Loans and issue or participate in the Letters of Credit,

    Holdings and the Company hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

          4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 1996 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the borrowings under this Agreement contemplated to be made, and other Indebtedness of the Company and its Subsidiaries contemplated to be incurred, on the Effective Date, (ii) the repayment or defeasance of any Indebtedness of Holdings, the Company or its Subsidiaries contemplated to occur on the Effective Date, (iii) the consummation of the Triangle Acquisition and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet is based on the best information available to Holdings and the Company as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at September 30, 1996, assuming that the events specified in the preceding sentence had actually occurred at September 30, 1996.

          (b) The consolidated balance sheets of Holdings and its consolidated Subsidiaries and of the Company and its consolidated Subsidiaries as at December 31, 1994 and December 31, 1995 and the related consolidated statements of income and stockholders' equity and cash flows for the fiscal years ended on such dates, reported on by Ernst & Young, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries or the Company and its consolidated
    Subsidiaries, as the case may be, as at such dates, and the consolidated results of their operations and cash flows for the fiscal years then ended. The unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries and of the Company and its consolidated Subsidiaries as at June 30, 1996, and the related unaudited consolidated statements of income and stockholder's equity and cash flows for the six-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries or the Company and its consolidated
    Subsidiaries, as the case may be, as at such date, and the consolidated results of their operations and cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or such Responsible Officer, as the case may be, and as disclosed therein).
    Neither Holdings, the Company, nor any of their respective consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto other than such obligations which are not required to be disclosed under GAAP (which obligations are described on Schedule 4.1(b)). During the period from December 31, 1995 to and including the Effective Date there has been no sale, transfer or other disposition by Holdings, the Company, or any of their respective consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Holdings and its consolidated Subsidiaries or the Company and its consolidated
    Subsidiaries, as the case may be, at December 31, 1995 (except in connection with the Triangle Acquisition).

          (c) The projections dated September 12, 1996 furnished to the Lenders were prepared based on good faith assumptions and the best information available to Holdings and the Company on the date thereof, and all assumptions and estimates set forth therein, on such date, were believed by management of Holdings and the Company to be reasonable in light of then current conditions and reflected Holdings' and the Company's reasonable estimate of the results of operations and other information projected therein, it being recognized by the Lenders that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein.

          4.2 No Change. Since December 31, 1995 (a) there has been no development or event, which has had or could reasonably be expected to have a Material Adverse Effect and (b) except as disclosed in the Confidential Information Memorandum, no dividends or other distributions have been declared, paid or made upon the Capital Stock of Holdings or the Company nor has any of the Capital Stock of the Company been redeemed, retired, purchased or otherwise acquired for value by Holdings, the Company or any of its Subsidiaries, except as expressly permitted by
    Section 7.8.

          4.3 Corporate Existence; Compliance with Law. Each of Holdings, the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own, pledge, mortgage and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified and/or in good standing, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.4 Corporate Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and, in the case of the Company, to borrow hereunder and to request the issuance of Letters of Credit for its account, and has taken all necessary corporate action to authorize the execution, delivery and performance of each such Loan Document and, in the case of the Company, to authorize the borrowings and the issuance of Letters of Credit for its account on the terms and conditions of this Agreement.

          (b) No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the issuance of Letters of Credit or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, other than filings necessary to perfect the Administrative Agent's security interest in the Collateral for the benefit of the Lenders (which consents, authorizations and filings have been obtained or made and are in full force and effect).

          (c) This Agreement and the other Loan Documents have been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement and the other Loan Documents constitute a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5 No Legal Bar. Except as set forth in Schedule 4.5, the execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or material Contractual Obligation of Holdings, the Company or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than the Liens created by the Security Documents).

          The consummation of the Triangle Acquisition will not violate any material Requirement of Law.

          4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Company, threatened by or against Holdings, the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement or any other Loan Document, the Loans or the use of the proceeds thereof, any Letter of Credit, or any Lien contemplated by the Loan Documents or
    (b) which has a reasonable possibility of an adverse determination and, if adversely determined, (i) would affect the legality, validity or enforceability of any Loan Document or (ii) would have a Material Adverse Effect.

          4.7 No Default. Neither Holdings, the Company nor any of its Subsidiaries is in default or has received any notice of default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8 Ownership of Property; Liens. Set forth on Schedule 4.8 is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the Effective Date, showing as of the Effective Date the street address, county or other jurisdiction and state thereof. Also set forth on Schedule 4.8 is a complete and accurate list of all leases of real property under which any Loan Party or any of its

    Subsidiaries is the lessee, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as could not reasonably be expected to have a Material Adverse Effect. Each of Holdings, the Company and each of its Subsidiaries has good record and marketable (subject to Liens expressly permitted by Section 7.3) title in fee simple to, or a valid leasehold interest in, all its real property, and good title to all its other property, and none of such property is subject to any Lien except as expressly permitted by Section 7.3.

          4.9 Intellectual Property. Set forth on Schedule 4.9 is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of any Loan Party or any of its Subsidiaries as of the Effective Date, showing as of the Effective Date the jurisdiction in which registered, the registration number, the date of registration and the expiration date. Each of Holdings, the Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property") except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Holdings or the Company know of any valid basis for any such claim, the use of such Intellectual Property by Holdings, the Company and its Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of Holdings and the Company, no Intellectual Property has been infringed, misappropriated or diluted by any other Person, except for such claims, infringements, misappropriations and dilutions that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation applicable to Holdings, the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          4.11 Taxes. Each of Holdings, the Company and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Company or its Subsidiaries, as the case may be, and the non-payment of which does not have a reasonable likelihood of having a Material Adverse Effect); no tax Lien has been filed with respect to any material tax liability on the part of Holdings, the Company or any of its Subsidiaries; and, to the knowledge of Holdings or the Company, no proposed material tax assessment is pending against Holdings, the Company or any of its Subsidiaries and all potential tax liabilities are adequately provided for on the books of Holdings, the Company or its Subsidiaries, as the case may be.

          4.12 Federal Regulations. No part of the proceeds of any Loans or Letters of Credit will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G, T, U or X of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of the appropriate FR Form referred to in said Regulation G, T, U or X.

          4.13 Labor Matters. There are no strikes or other labor disputes against Holdings, the Company or any of its Subsidiaries pending or, to the knowledge of Holdings or the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Holdings, the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Holdings, the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Holdings, the Company or such Subsidiary.

          4.14 ERISA. No Reportable Event has occurred since March 1, 1990 with respect to any Plan which, if then terminated, has had or could reasonably be expected to have a Material Adverse Effect, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. The actuarial present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan. Neither the Company nor any Commonly Controlled Entity has had or could reasonably be expected to have a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made where such withdrawal or liability could reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in a Reorganization or an Insolvency where the effect of such Reorganization or Insolvency could reasonably be expected to have a Material Adverse Effect.

          4.15 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company" (other than one which is exempt from the provisions of the Investment Company Act of 1940, as amended), within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any federal or state statute or regulation which limits its ability to incur Indebtedness.

          4.16  Subsidiaries.  The Subsidiaries of Holdings listed on Schedule
    4.16 constitute all the Subsidiaries of Holdings on the Effective Date.

          4.17 Purpose of Loans. The proceeds of the Loans will be used for the purposes identified in the second Preliminary Statement.

          4.18 Environmental Matters. (a) The Mortgaged Properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws, except to the extent that such violations and liabilities, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) (i) The Mortgaged Properties and all operations at the Mortgaged Properties are in compliance in all respects and in the last three years have been in compliance in all respects with all Environmental Laws, and (ii) there is no contamination at or under the Mortgaged Properties, or violation of any Environmental Law with respect to the Mortgaged Properties or the business of Holdings, the Company or any of its Subsidiaries, except to the extent that any instance of non-compliance referred to in clause (i) above or any instance of contamination or violation referred to in clause (ii) above, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (c) Neither Holdings, the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Mortgaged Properties or the business of Holdings, the Company or any of its Subsidiaries or with regard to any Person or entity whose liabilities for environmental matters Holdings, the Company or any of its Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor does Holdings or the Company have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) Hazardous Materials have not been transported or disposed of from the Mortgaged Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Mortgaged Properties in violation of any Environmental Law or in a manner that could reasonably give rise to liability under any Environmental Law, nor do Holdings, the Company or any of its Subsidiaries reasonably believe that they have retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, except to the extent that the foregoing, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (e) (i)  No material judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Holdings or the
    Company, threatened, under any Environmental Law to which Holdings, the
    Company or any of its Subsidiaries is or will be named a party with respect to (x) the Mortgaged Properties, (y) the business of Holdings, the
    Company or any of its Subsidiaries or (z) any liabilities pursuant to
    Environmental Laws reasonably believed by Holdings, the Company or any of its Subsidiaries to be retained or assumed by Holdings, the Company or any
    of its Subsidiaries, contractually, by operation of law or otherwise, and
    (ii) there are no material consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to (x) the Mortgaged Properties, (y) the business of Holdings, the Company or any of its Subsidiaries or (z) any liabilities pursuant to
    Environmental Laws reasonably believed by Holdings, the Company or any of its Subsidiaries to be retained or assumed by Holdings, the Company or any of its Subsidiaries, contractually, by operation of law or otherwise.

          (f) There has been no Release or threat of Release of Hazardous Materials at or from the Mortgaged Properties, or arising from or in connection with the Mortgaged Properties or otherwise in connection with the business of Holdings, the Company or its Subsidiaries in violation of any Environmental Law in a manner that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (g) Each of the representations and warranties set forth in paragraphs (a) through (f) above is true and correct with respect to each parcel of real property owned or operated by Holdings, the Company or any of its Subsidiaries (other than the Mortgaged Properties).

          4.19 Accuracy of Information. No factual statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum (as the same may have been supplemented prior to the Effective Date) or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (including, without limitation, any financial information furnished pursuant to Section 6.1), other than trade data contained in the Confidential Information Memorandum which relates to any Person which is not a Loan Party or an Affiliate thereof, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Effective
    Date) any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in such other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          4.20 Security Documents. (a) Each of the Pledge Agreements is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Securities described therein and proceeds thereof and, when the Pledged Notes described therein and stock certificates representing the

    Pledged Stock described therein are delivered to the Administrative Agent, each such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the relevant Loan Party in such Pledged Securities and the proceeds thereof, in each case (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally) prior and superior in right to any other Person.

          (b) Each of the Security Agreements is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof; when financing statements in appropriate form are filed in the offices specified on Schedule 4.20(b), each such Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, to the extent provided therein, the proceeds thereof, in each case (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally) prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.3.

          (c) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and, to the extent provided therein, the proceeds thereof; when recorded in the offices specified on Schedule 4.20(c), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and, to the extent provided therein, the proceeds thereof, in each case (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally) prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.3.

          4.21 Solvency. Each Loan Party is, and after giving effect to the incurrence or assumption of all Indebtedness and obligations being incurred or assumed in connection herewith will be and will continue to be, Solvent.

          4.22 Insurance. Holdings, the Company and each of its Subsidiaries maintain with financially sound and reputable insurance companies insurance on all its properties in at least such amounts and against at least such risks (but, including in any event, public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

          4.23 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except for the real property located in Jonesboro, Indiana, on which the Company maintains flood insurance.

                SECTION 5.  CONDITIONS PRECEDENT

          5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on or prior to the Effective Date:

                (a) Agreement. The Administrative Agent shall have received this Agreement, duly executed and delivered by a duly authorized officer of Holdings and the Company, with a counterpart for each Lender.

                (b) Financial Statements. The Administrative Agent and each Lender shall have received copies of (i) each of the financial statements referred to in Section 4.1 and (ii) audited financial statements of Triangle for the fiscal years ended December 31, 1994 and December 31, 1995 and unaudited financial statements of Triangle for the fiscal quarter ended June 30, 1996.

                (c) Existing Credit Agreement. (i) Any outstanding "Loans" (as defined in the Existing Credit Agreement) shall have been refunded with the proceeds of the Loans hereunder and all other Indebtedness and other amounts (to the extent invoiced prior to the Effective Date) owing by the Company or any other Loan Party under the Existing Credit Agreement and any instrument or document delivered in connection therewith shall have been paid in full and
          (ii) to the extent requested by the Administrative Agent, the Administrative Agent shall have received appropriately executed termination statements and releases, in proper form for filing in the relevant jurisdictions, in respect of the security interests granted pursuant to the "Loan Documents" under and as defined in the Existing Credit Agreement. Without affecting any terms of the Existing Credit Agreement or the other "Loan Documents" under and as defined in the Existing Credit Agreement which expressly survive the termination thereof, each of the Administrative Agent and each Lender party to the Existing Credit Agreement hereby waives any requirement of advance notice of commitment termination contained in the Existing Credit Agreement and each of Holdings, the Company, the Administrative Agent and each Lender hereby agrees that the Existing Credit Agreement and the commitments thereunder, together with the "Loan Documents" under and as defined in the Existing Credit Agreement and all Liens and other security interests created thereby, shall terminate simultaneously with the satisfaction of the conditions to effectiveness set forth in this Section 5.1.

                (d) Triangle Acquisition. The Triangle Acquisition shall have been consummated pursuant to a structure and terms (including without limitation those set forth in an asset purchase agreement and other related documentation (the "Triangle Acquisition Documents") reasonably satisfactory to the Administrative Agent; and the Triangle Acquisition Documents shall in each case not have been waived (except in respect of any survey requirements in connection with the Triangle Acquisition), amended, supplemented or otherwise modified in any material respect unless otherwise agreed to by the Required Lenders.

                (e)  Closing Certificates.  The Administrative Agent shall have received a Closing Certificate of each Loan Party,
          substantially in the form of Exhibit H, with appropriate insertions
          and attachments (which attachments shall be in form and substance reasonably satisfactory to the Administrative Agent).

                (f) Payment of Fees. The Administrative Agent shall have received the fees to be received on the Effective Date referred to in Section 2.4(b), and the Administrative Agent shall have been reimbursed for all syndication, legal and other fees, costs and expenses of the kind described in Section 11.5 to the extent invoiced on or prior to the Effective Date.

                (g) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

                      (i)  the executed legal opinion of Cravath,
                Swaine & Moore, counsel to Holdings, substantially in the form of Exhibit G-1;

                      (ii) the executed legal opinion of the general counsel of the Company, substantially in the form of Exhibit G-2; and

                      (iii) the executed legal opinion of each local counsel listed on Schedule 5.1(g), substantially in the form of Exhibit G-3.

          Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

                (h) Subsidiary Guarantee. The Administrative Agent shall have received the Subsidiary Guarantee, duly executed and delivered by a duly authorized officer of each Subsidiary Guarantor.

                (i)  Pledge Agreements; Pledged Stock; Intercompany Notes.
          The Administrative Agent shall have received (i) each Pledge Agreement, duly executed and delivered by a duly authorized officer of the pledgor or pledgors named therein, (ii) (x) stock certificates representing the Pledged Stock pledged pursuant to each such Pledge Agreement, together with undated stock powers endorsed in blank for each stock certificate representing such Pledged Stock,
          (y) Intercompany Notes issued by each Loan Party to each other Loan Party, duly executed and delivered by the issuer thereof and endorsed in blank by the payee thereof and (z) any other documents or notifications required by such Pledge Agreement, and (iii) an acknowledgement and consent executed by each of the Issuers referred to in each such Pledge Agreement.

                (j) Security Agreements. The Administrative Agent shall have received each of the Security Agreements, duly executed and delivered by a duly authorized officer of the grantor or grantors named therein.

                (k) Mortgages. The Administrative Agent shall have received each Mortgage, duly executed and delivered by a duly authorized officer of the relevant Loan Party.

                (l) Title Insurance Policies. The Administrative Agent shall have received in respect of each parcel of Mortgaged Property specified by the Administrative Agent, a mortgagee's title insurance policy or marked up unconditional binder for such insurance dated the Effective Date. Such policy shall (i) be in an amount satisfactory to the Administrative Agent, (ii) insure that each Mortgage creates a valid first mortgage lien on the Mortgaged Property described therein free and clear of all defects and encumbrances, except as otherwise specified therein and acceptable to the Administrative Agent and except as otherwise expressly permitted by Section 7.3, (iii) name the Administrative Agent, for the benefit of the Lenders, as the insured thereunder, (iv) be in the form of ALTA Loan Policy - 1990, if available, (v) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (vi) be issued by First American Title Insurance Company or such other title company as shall be satisfactory to the Administrative Agent. The Administrative Agent shall also have received evidence satisfactory to it that all premiums in respect of each such policy have been paid or will be paid with proceeds of the initial extension of credit.

                (m) Lien Searches. The Administrative Agent shall have received satisfactory results of a recent search by a Person acceptable to it of Uniform Commercial Code filings which may have been filed with respect to any Loan Party in those jurisdictions listed on Schedule 4.20(b), to the extent relating to assets acquired in connection with the Triangle Acquisition, specified by the Administrative Agent.

                (n) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation in each jurisdiction in which the filing, registration or recordation thereof is so required or requested.

                (o) Certificates. The Administrative Agent shall have received (i) a Borrowing Base Certificate, dated the Effective Date and setting forth a calculation of the Borrowing Base as of September 30, 1996, showing that the Modified Aggregate Outstanding Extensions of Credit outstanding on the Effective Date (after giving effect to the making of any extensions of credit on the Effective
          Date), shall not exceed the Borrowing Base as set forth in such Certificate and (ii) a Senior Note Indenture Revolving Credit Incurrence Limit Certificate, dated the Effective Date and setting forth a calculation of the Senior Note Indenture Revolving Credit Incurrence Limit as of September 30, 1996, showing that the sum of
          (x) the aggregate L/C Obligations then outstanding and (y) the aggregate principal amount of Specified Basket Debt then outstanding (after giving effect to the making of any extensions of credit on the Effective Date), shall not exceed the Senior Note Indenture Revolving Credit Incurrence Limit as set forth in such Certificate.

                (p) Insurance. The Administrative Agent shall have received evidence satisfactory to it as to the adequacy of the insurance program of the Loan Parties and that each Loan Party has obtained the insurance coverage required by the Security Documents, including appropriate evidence showing the Administrative Agent, for the benefit of the Lenders, as an additional named insured or loss payee.

                (q) Environmental Report. The Administrative Agent shall have received (i) copies of the existing Phase I environmental assessments with respect to each property acquired pursuant to the Triangle Acquisition (the properties located in Florence, Alabama; Glendale, Arizona; Sikeston, Missouri; and Pawtucket, Rhode Island) and (ii) copies of the existing Phase II environmental audits with respect to the Pawtucket, Rhode Island and Sikeston, Missouri facilities acquired pursuant to the Triangle Acquisition.

                (r) Bank of Montreal Credit Facility. The Administrative Agent shall have received satisfactory evidence that the terms of the Bank of Montreal Credit Facility have been, or shall promptly after the Effective Date be, conformed to the terms of this Agreement.

          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan or to issue any Letter of Credit requested to be made or issued by it on any date is subject to the satisfaction of the following conditions precedent:

                (a) Representations and Warranties. Each of the representations and warranties made by the Company and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

                (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

                (c) Credit Limitations. After giving effect to such extension of credit, (i) the Aggregate Outstanding Extensions of Credit shall not exceed the aggregate Revolving Credit Commitments in effect on such date, (ii) the Outstanding Revolving Extensions of Credit of each Lender shall not exceed such Lender's Revolving Credit Commitment in effect on such date and (iii) no prepayment shall be required to be made pursuant to Section 2.8.

    Each borrowing by and issuance of a Letter of Credit on behalf of the Company hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

                SECTION 6.  AFFIRMATIVE COVENANTS

          Holdings and the Company hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Loan or

    Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, Holdings and the Company shall, and shall cause each of their respective Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

                6.1 Financial Statements. In the case of Holdings and the Company, furnish to each Lender:

                (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings or the Company, as the case may be, a copy of the consolidated balance sheet of Holdings and its consolidated Subsidiaries and of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by Ernst & Young or other independent certified public accountants acceptable to the Required Lenders (which report shall not be qualified in any material respect); and

                (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings or the Company, as the case may be, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries and of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and stockholders' equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings or the Company, as applicable, as fairly presenting the financial condition and results of operations of Holdings or the Company, as the case may be, on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments);

    all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). It is understood that the obligation to deliver any items described above which are contained in Holdings' Form 10-K, as filed with the Securities and Exchange Commission (in the case of Section 6.1(a)) or Holdings' Form 10-Q, as filed with the Securities and Exchange Commission (in the case of Section 6.1(b)), may be satisfied by delivery of such Form 10-K or Form 10-Q, as the case may be.

          6.2 Certificates; Other Information. In the case of the Company, or, if applicable, Holdings, furnish to each Lender:

                (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), (i) a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate and (ii) copies of any management letters when delivered to Holdings or the Company in connection with such examination;

                (b) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), (i) a certificate of a Responsible Officer of each of Holdings and the Company stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information necessary for determining compliance by Holdings, the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings or the Company, as the case may be;

                (c) by December 31 of each year, a copy of the projections by Holdings and the Company of the operating budget and cash flow budget and revenues of Holdings, the Company and its Subsidiaries for the next succeeding fiscal year in form and substance reasonably satisfactory to the Administrative Agent, setting forth in reasonable detail the basis for all projections contained therein, such projections to be accompanied by a certificate of a Responsible Officer of each of Holdings and the Company to the effect that such projections have been prepared in good faith using assumptions believed by management to be reasonable and that such Responsible Officer has no reason to believe they are misleading in any material respect;

                (d) within five days after the same are sent, copies of all financial statements and reports which Holdings or the Company sends to holders of any issue of its equity securities or debt securities generally, and within five days after the same are filed, copies of all financial statements and reports which Holdings or the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority or any national securities exchange;

                (e) as soon as practicable, but in no event later than 20 days after the end of each month, (i) a Borrowing Base Certificate, certifying in reasonable detail the Borrowing Base as of the last day of such month and (ii) a Senior Note Indenture Revolving Credit Incurrence Limit Certificate, certifying in reasonable detail the Senior Note Indenture Revolving Credit Incurrence Limit as of the last day of such month, which certificates shall be complete and correct as of the date thereof;

                (f) within five days after the same are received, copies of any notices received by Holdings or the Company from any holder of the Senior Notes;

                (g)  within five days after the Company or any of its
          Subsidiaries enters into a joint venture, notice thereof accompanied
          by a description in reasonable detail of the business in which such joint venture is engaged; and

                (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

          6.3 Payment of Obligations. (a) Pay, discharge, perform, comply with or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Company or its Subsidiaries, as the case may be; (b) comply in all material respects with all applicable Requirements of Law, except where such Requirement of Law is being contested in good faith, a bona fide dispute exists with respect thereto and the failure to comply therewith has no reasonable likelihood of having a Material Adverse Effect; and (c) comply with all applicable Contractual Obligations, except where the failure to comply therewith has no reasonable likelihood of having a Material Adverse Effect.

          6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except as otherwise expressly permitted pursuant to Section 7.5.

          6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; preserve all of its registered trademarks, trade names and service marks, the non-preservation of which has a reasonable likelihood of having a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

          6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which complete and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent (and, if an Event of Default shall have occurred and be continuing, any Lender) to visit and inspect any of its properties and examine and make copies of or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (including examinations of the Accounts and Inventory by representatives of the Administrative Agent (and, if an Event of Default shall have occurred and be continuing, any Lender)) and to discuss the business, operations, properties and financial and other condition of Holdings, the Company and its Subsidiaries with officers and employees of Holdings, the Company and its Subsidiaries and with the independent certified public accountants of Holdings or the Company.

          6.7 Notices. In the case of the Company or, if applicable, Holdings, promptly give notice to the Administrative Agent and each Lender of:

                (a)  the occurrence of any Default or Event of Default;

                (b) any (i) default or event of default under any Contractual Obligation of Holdings, the Company or any of its Subsidiaries, (ii) dispute between Holdings, the Company or any of its Subsidiaries and any Governmental Authority or (iii) litigation, investigation or proceeding which may exist at any time between Holdings, the Company or any of its Subsidiaries and any Governmental Authority, which in each case, if not cured or resolved or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                (c) any litigation or proceeding (and any material development in respect thereof) affecting Holdings, the Company or any of its Subsidiaries in which (i) the amount involved is $3,000,000 or more (or its equivalent in another currency or currencies) and not covered by insurance as to which the relevant insurance company has not disputed coverage or (ii) injunctive or similar relief is sought;

                (d) the following events, as soon as possible and in any event within 30 days after Holdings or the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; provided that notice under this Section 6.7(d) will only be required if, individually or in the aggregate, the amount of the liability of the Loan Parties which could reasonably be expected would equal or exceed $3,000,000;

                (e) any event or condition which, on any day, to the knowledge of the Company, has caused the Borrowing Base to change since the date of the most recent Borrowing Base Certificate delivered pursuant to Section 6.2(e) if as a result of such change the Aggregate Outstanding Extensions of Credit exceed the Borrowing Base determined as of such day; and

                (f) a development or event which has had or could reasonably be expected to have a Material Adverse Effect.

    Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings or the Company, as the case may be, proposes to take with respect thereto.

          6.8   Environmental Laws.

                (a) Comply with, and use its best efforts to insure compliance by all tenants and subtenants, if any, with, all

          Environmental Laws and obtain and comply in all material respects with and maintain, and use its best efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not have any reasonable likelihood of having a Material Adverse Effect;

                (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not have any reasonable likelihood of having a Material Adverse Effect;

                (c)  Without limiting the generality of the provisions of
          Section 6.7, notify the Administrative Agent and each Lender of any of the following which is reasonably likely to have a Material Adverse Effect:

                      (i) any Environmental Claim which Holdings, the Company or any of its Subsidiaries receives, including one to take or pay for any remedial, removal, response or clean-up or other action with respect to any Hazardous Materials contained on any property presently or formerly owned or leased by Holdings, the Company or any of its Subsidiaries;

                      (ii) any notice of any alleged violation of or knowledge by Holdings, the Company or any of its Subsidiaries of a condition which might reasonably result in a violation of any law or regulation involving environmental, health or safety matters; and

                      (iii) any commencement or threatened commencement of any
                judicial or administrative proceeding or investigation alleging a violation or potential violation of any requirement of Environmental Law; and

                (d)  Defend, indemnify and hold harmless the Administrative
          Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to, the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Holdings, the Company or any of its Subsidiaries or to the Mortgaged Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the party seeking indemnification therefor. Notwithstanding anything to the contrary in this Agreement, this indemnity shall continue in full force and effect regardless of the termination of this Agreement.

          6.9 Interest Rate Protection. In the case of the Company, effect interest rate hedging arrangements reasonably satisfactory to the Administrative Agent in respect of the Company's floating rate Indebtedness.

          6.10 Additional Collateral. (a) With respect to any assets acquired after the Effective Date by any Loan Party (other than any assets described in paragraph (b) or (c) below) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien (i) execute and deliver to the Administrative Agent such amendments to this Agreement or the relevant Security Agreement or such other documents as the Administrative Agent or the Required Lenders deem necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such assets, and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority (subject to Liens expressly permitted by Section 7.3) security interest in such assets, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the appropriate Security Agreement or by law or as may be requested by the Administrative Agent.

          (b) With respect to any fee or leasehold interest in any real estate having a value (together with improvements thereof) of at least $2,500,000 acquired after the Effective Date by the Company or any of its Subsidiaries, (i) execute a first priority mortgage or deed of trust, as the case may be (subordinate only to such mortgages or deeds of trust as are necessary to permit the Company or such Subsidiary to purchase such real estate and any other Liens expressly permitted by Section 7.3), in favor of the Administrative Agent, for the benefit of the Lenders, covering such real estate, in form and substance reasonably satisfactory to the Administrative Agent, (ii) provide the Lenders with title and extended coverage insurance covering such real estate in an amount equal to the purchase price of such real estate as well as a current ALTA survey thereof, together with a surveyor's certificate in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in the preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Effective Date by Holdings, the Company or any of its Subsidiaries, (i) execute and deliver to the Administrative Agent such amendments to the relevant Pledge Agreement as the Administrative Agent or the Required Lenders deem necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by Holdings, the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be,
    (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guarantee, the Subsidiary Pledge Agreement and the Subsidiary Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority (subject to Liens expressly permitted by Section 7.3) security interest in the Collateral described in the Subsidiary Security Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Subsidiary Security Agreement or by law or as may be requested by the Administrative Agent, and (C) to issue Intercompany Notes to each Loan Party (which in turn shall be endorsed in blank and pledged by the relevant Loan Party to the Administrative Agent for the benefit of the Lenders pursuant to the relevant Pledge Agreement), (iv) in the case of the Company and each existing Subsidiary, issue Intercompany Notes to such new Subsidiary (which in turn shall be endorsed in blank and pledged by such new Subsidiary to the Administrative Agent for the benefit of the Lenders pursuant to the Subsidiary Pledge Agreement), and (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in the preceding clauses (i), (ii),
    (iii) and (iv), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any Foreign Subsidiary created or acquired after the Effective Date by Holdings, the Company or any of its Subsidiaries, (i) execute and deliver to the Administrative Agent such amendments to the relevant Pledge Agreement as the Administrative Agent or the Required Lenders deem necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by Holdings, the Company or any of its Subsidiaries (provided that in no event shall Capital Stock representing more than 65% of the voting power of the Capital Stock of any such new Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Company or such Subsidiary, as the case may be.

          (e) The provisions of this Section 6.10 shall not apply to any assets subject to any Lien permitted by Section 7.3 which secures Indebtedness permitted by Section 7.2, to the extent compliance with such provisions is prohibited by the terms of the documentation governing such Lien or Indebtedness, but, in each case, only so long as any such prohibition remains in effect.

          (f) Notwithstanding anything to the contrary in this Agreement, no dormant Subsidiary or non-wholly owned Subsidiary designated as such on
    Schedule 4.16 shall be required to become a party to the Subsidiary
    Guaranty, the Subsidiary Security Agreement or the Subsidiary Pledge Agreement unless and until, (i) in the case of any such dormant
    Subsidiary, such Subsidiary holds assets having an aggregate value in excess of $500,000 and (ii) in the case of any such non-wholly owned Subsidiary, such Subsidiary becomes a wholly owned direct or indirect Subsidiary of the Company. If at any time the applicable conditions specified in clause (i) or (ii) of the preceding sentence apply to any such Subsidiary, the Company shall take or cause to be taken all of the applicable actions specified in Section 6.10(c) with respect to such Subsidiary. In addition, prior to satisfaction of such applicable conditions, the Company shall have the option to take or cause to be taken those actions specified in Section 6.10(c) which, in the reasonable opinion of the Administrative Agent, are necessary to enable the Accounts and Inventory of such Subsidiary to be included in the Borrowing Base.

                SECTION 7.  NEGATIVE COVENANTS

          Holdings and the Company hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, Holdings and the Company shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, unless the Required Lenders shall otherwise agree in writing:

          7.1   Financial Condition Covenants.

                (a) Maintenance of Current Ratio. Permit the ratio of Consolidated Current Assets of Holdings to Consolidated Current Liabilities of Holdings at the end of any fiscal quarter of Holdings to be less than 2.0 to 1.0.

                (b) Consolidated Net Worth. Permit the Consolidated Net Worth of Holdings at any time to be less than the sum, without duplication, of (i) $80,000,000, (ii) 50% of the Consolidated Net Income of Holdings for each fiscal quarter of Holdings (beginning with the fiscal quarter ending March 31, 1995) for which such Consolidated Net Income is positive, (iii) 100% of the Net Cash Proceeds of any Holdings Common Equity Offering consummated after the Effective Date and (iv) 100% of any capital contribution made to Holdings or the Company after the Effective Date by any holder of its Capital Stock; provided, that for the purposes of clauses (iii) and (iv) above, the amount of any Net Cash Proceeds and capital contributions referred to in said clauses shall be reduced to the extent (x) such proceeds or contributions are concurrently applied to repurchase equity in accordance with this Agreement and (y) Consolidated Net Worth (without giving effect to such proceeds or contributions) would be reduced as a result of such repurchase.

                (c) Interest Coverage. Permit the Interest Coverage Ratio as at the end of any Interest Coverage Test Period to be less than 2.0 to 1.0.

                (d) Leverage Ratio. Permit the Leverage Ratio on the last day of any period of four consecutive fiscal quarters of Holdings ending during any period set forth below to be greater than the corresponding ratio set forth below:

    [CAPTION]

                Period Ending                                    Ratio
                After the Effective Date and prior            5.00 to 1.0
                  to March 31, 1998 . . . . . . . . . .
                On or after March 31, 1998 and
                  prior to March 31, 1999 . . . . . . .       4.50 to 1.0
                On or after March 31, 1999 and
                  prior to March 31, 2000 . . . . . . .       4.25 to 1.0
                March 31, 2000 and thereafter . . . . .       4.00 to 1.0

                (e) Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio on the last day of any period of four consecutive fiscal quarters of Holdings ending during any period set forth below to be greater than the corresponding ratio set forth below:

    [CAPTION]

                Period Ending                                    Ratio
                After the Effective Date and prior
                  to March 31, 1998 . . . . . . . . . .       3.0 to 1.0
                On or after March 31, 1998 and
                  prior to March 31, 1999 . . . . . . .       2.75 to 1.0
                On or after March 31, 1999 and
                  prior to March 31, 2000 . . . . . . .       2.50 to 1.0
                March 31, 2000 and thereafter . . . . .       2.25 to 1.0

          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or enter into or become liable for any obligations in respect of any Interest Rate Protection Agreement, except:

                (a) Indebtedness in respect of the Loans, the Letters of Credit and the other obligations of the Loan Parties under the Loan Documents;

                (b) (i) Indebtedness of the Company to Holdings or any Subsidiary Guarantor or any Subsidiary Guarantor to the Company or any Subsidiary Guarantor and (ii) Indebtedness of Holdings to the Company in connection with the loan made by the Company to Holdings with a portion of the proceeds of the loans under the Existing Credit Agreement (collectively, "Intercompany Loans"); provided that
          (x) all such Indebtedness shall be evidenced by an Intercompany Note and (y) each such Intercompany Note shall be pledged to the Administrative Agent for the benefit of the Lenders pursuant to the relevant Pledge Agreement;

                (c) (i) Indebtedness of the Company in respect of the Senior Notes, and (ii) other Indebtedness of the Company or any of its Subsidiaries outstanding on the Effective Date and listed on
          Schedule 7.2(c) and, in the case of this clause (ii), any replacement, extension or renewal (without increase in the outstanding principal amount) thereof;

                (d) Indebtedness of the Company in connection with the issuance of letters of credit (i) for the benefit of insurance companies to guarantee insurance claims and premiums; (ii) to provide bid and performance guarantees; (iii) to guarantee contested appeals; (iv) constituting commercial letters of credit in the ordinary course of business and (v) for any other purpose of a similar nature acceptable to the Required Lenders; provided that (x) no Liens shall be incurred in respect of any letter of credit described in clause (i), (ii), (iii) or (v) above and (y) the aggregate amount of L/C Obligations and Non-Facility L/C Obligations shall not exceed $25,000,000 at any time outstanding;

                (e) Indebtedness of the Company resulting from the delivery of a promissory note in the maximum amount of $10,000,000 to support Indebtedness of the Company, in connection with the requirements of the Company's insurance carriers to recognize casualty insurance premiums; provided, however, that if Indebtedness pursuant to any such promissory note is also supported by a letter of credit permitted under Section 7.2(d), the principal amount of such promissory note (to the extent supported by such letter of credit) shall not be included in the computation of Total Debt for the purposes of Section 7.1(a) or (d);

                (f) (i) Indebtedness which is secured by Liens expressly permitted by Section 7.3(g)(i) and (ii) Indebtedness which is (x) secured by Liens expressly permitted by clause (iii) of Section 7.3(g) and (y) assumed in connection with the acquisition of the assets subject to such Liens;

                (g) Capital Lease Obligations expressly permitted by Section 7.7(a), (b) or (c);

                (h) Indebtedness of Holdings in respect of any Preferred Stock issued in accordance with Section 7.11;

                (i) Indebtedness of Holdings, the Company or any of its Subsidiaries consisting of Guarantee Obligations expressly permitted by Section 7.4;

                (j) any obligation of Holdings to repurchase common stock of Holdings or options with respect thereto from the officer or employee of Holdings, the Company or any of its Subsidiaries party thereto;

                (k) any unsecured term Indebtedness of the Company pursuant to any Senior Unsecured Term Loan Agreement (the "Senior Unsecured Term Loans") in an aggregate principal amount of up to $60,000,000;

                (l) (i) Interest Rate Protection Agreements in respect of the Senior Notes entered into by the Company with any one or more Lenders having an aggregate notional amount not to exceed $200,000,000 and such other terms and conditions as shall be reasonably satisfactory to the Administrative Agent and
          (ii) Interest Rate Protection Agreements referred to in Section 6.9;

                (m) Indebtedness of the Company or any of its Subsidiaries pursuant to the Capital Lease Financing Facility in an aggregate principal amount of up to $25,000,000 minus the then outstanding aggregate principal amount of Indebtedness comprised of the assumed capital leases of Triangle listed on Schedule 7.2(c);

                (n)  additional Indebtedness not otherwise permitted by this
          Section 7.2, which is either (i) unsecured, (ii) incurred in connection with the acquisition of assets and secured only by such assets or (iii) secured by assets acceptable to the Required Lenders, aggregating not more than $20,000,000 at any one time outstanding, provided, that any Indebtedness incurred pursuant to this paragraph (n) shall amortize in equal annual installments over a period of five years (or in a manner which, in the judgment of the Administrative Agent, is more favorable to the Company);

                (o) additional unsecured Indebtedness not otherwise permitted by this Section 7.2 aggregating not more than $25,000,000 at any one time outstanding (so long as, in the case of Specified Basket Debt, after giving effect to the incurrence thereof, no prepayment shall be required to be made pursuant to Section 2.8); and

                (p) additional Indebtedness of Essex International not otherwise permitted by this Section 7.2 aggregating not more than $15,000,000 (or the Dollar equivalent thereof in any other currency) at any one time outstanding (so long as, after giving effect to the incurrence thereof, no prepayment shall be required to be made pursuant to Section 2.8), provided, that any such Indebtedness shall be either (i) unsecured or (ii) secured only by assets owned by Essex International which are either located in Canada or which constitute accounts receivable generated in respect of assets located in Canada.

          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

                (b) statutory landlords' Liens and carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business for sums which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                (e) easements, rights-of-way, restrictions, minor defects or minor irregularities in title and other similar encumbrances incurred in the ordinary course of business which do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Company or any of its Subsidiaries or materially impair the value of the property subject thereto for the purposes of such business;

                (f)  Liens in existence on the Effective Date listed on
          Schedule 7.3(f) and any replacement, extension or renewal thereof; provided that (i) no such Lien is spread to cover any additional property after the Effective Date and (ii) the amount of Indebtedness secured thereby is not increased (except, in the case of clauses (i) and (ii) above, to the extent expressly provided or required by any agreement governing the terms of any such Lien as such agreement is in effect on the Effective Date);

                (g) (i) Liens securing Indebtedness (other than Capital Lease Obligations) of the Company or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any asset, provided that (x) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such asset, (y) such Liens do not at any time encumber any asset other than the asset acquired, constructed or improved with the proceeds of such Indebtedness and (z) the amount of Indebtedness secured thereby shall not exceed the purchase price of such asset or the amount expended solely to construct or improve such asset, as the case may be; (ii) any Lien on any asset securing Indebtedness permitted to be incurred in connection with sale-leaseback transactions expressly permitted by Section 7.7(b), provided that
          (x) the proceeds of such Indebtedness shall be at least equal to 80% of the fair market value of such asset and (y) at the time of incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
          (iii) any Lien on any asset acquired by the Company or any of its Subsidiaries after the Effective Date which is not incurred in contemplation of such acquisition; provided that the aggregate outstanding amount of Indebtedness secured by Liens incurred pursuant to this Section 7.3(g), when added to the aggregate outstanding amount of Capital Lease Obligations incurred pursuant to
          Section 7.7(c), shall not at any time exceed the sum of $25,000,000 and an amount equal to 10% of the Consolidated Net Worth of Holdings at such time;

                (h) Liens on equipment acquired in connection with the incurrence of Capital Lease Obligations expressly permitted by
          Section 7.7(c), provided that (x) such Liens shall be created substantially simultaneously with the acquisition of such equipment,
          (y) such Liens do not at any time encumber any asset other than the equipment financed by such Indebtedness and (z) the amount of Indebtedness secured thereby is not increased subsequent to the date of incurrence thereof;

                (i) Liens created by the Security Documents in favor of the Administrative Agent for the benefit of the Lenders;

                (j) judgment Liens created by or resulting from any judgment not constituting an Event of Default under Section 8(h);

                (k) any interest or title of a lessor under any lease listed in Schedule 4.8 or expressly permitted by Section 7.7(a) or (b), as well as any Lien affecting the fee interest of such lessor or any underlying lessor;

                (l) Liens securing Indebtedness of the Company or any of its Subsidiaries pursuant to the Capital Lease Financing Facility;

                (m) Liens securing Indebtedness incurred pursuant to Section 7.2(n) which is permitted to be secured by said Section;

                (n) leases or subleases granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the conduct of the business of the Company or such Subsidiary; and

                (o) Liens securing Section 7.2(p) Indebtedness which is permitted to be secured by said Section.

          7.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

                (a) Guarantee Obligations of Holdings pursuant to Section 10 or of any Subsidiary Guarantor pursuant to the Subsidiary Guarantee or of the Company in respect of the Letters of Credit;

                (b) guarantees made in the ordinary course of its business by the Company of obligations of any Subsidiary Guarantor, which obligations are otherwise permitted under this Agreement;

                (c) guarantees by the Company or any of its Subsidiaries of the obligations of Joint Ventures, not exceeding, when added to the aggregate principal amount of Joint Venture Loans, $25,000,000 in aggregate amount at any time outstanding;

                (d) surety, indemnity, performance, release and appeal bonds and guarantees thereof issued by the Company or any of its Subsidiaries, to the extent required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries or in connection with judgments that do not result in an Event of Default, not exceeding $10,000,000 in aggregate amount at any time outstanding;

                (e) reimbursement obligations of the Company pursuant to letters of credit expressly permitted by Section 7.2(d);

                (f) unsecured guarantee obligations of Holdings and any Subsidiary of the Company in respect of (i) the Capital Lease Financing Facility or (ii) the Senior Unsecured Term Loans and any other amounts owing by the Company under the Senior Unsecured Term Loan Agreement; and

                (g)  unsecured guarantee obligations of the Company in respect of (i) Section 7.2(p) Indebtedness or (ii) purchase price adjustment
          and indemnity obligations of Essex International under the BICC
          Phillips Purchase Agreement.

          7.5 Limitations on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets, or engage in any businesses other than businesses engaged in by it on the Effective Date (or businesses reasonably related thereto), or make any material change in its method of conducting business on the Effective Date except:

                (a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more Subsidiary Guarantors (provided that the Subsidiary Guarantor or Subsidiary Guarantors shall be the continuing or surviving corporation);

                (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Subsidiary Guarantor;

                (c) BCP Holdings may be merged with and into the Company (the "BCP/Company Merger"), provided that (i) the Company shall be the surviving corporation, (ii) no violation of or default under any material Requirement of Law or material Contractual Obligation applicable to Holdings, the Company or any of its Subsidiaries shall occur as a result thereof, and (iii) within three Business Days after the consummation of the BCP/Company Merger, the Administrative Agent shall have received (with, where applicable, sufficient copies for each Lender) (A) the Holdings Security Agreement and the Holdings Pledge Agreement (together with an appropriate undated stock power), in each case executed and delivered by a duly authorized officer of a holding company parent ("New Holdings") of the Company created simultaneously with the consummation of the BCP/Company Merger, (B) an assumption agreement in form and substance satisfactory to the Administrative Agent pursuant to which New Holdings shall become a party to this Agreement, (C) from New Holdings, all certificates and documents of the type delivered by Holdings on the Effective Date and described in Section 5.1 and (D) the unqualified executed legal opinion of Cravath, Swaine & Moore relating to the matters described in the preceding clauses (A) and
          (B), which opinion shall be in form and substance satisfactory to the Administrative Agent; and

                (d)  pursuant to any sale of assets expressly permitted by
          Section 7.6.

          7.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

                (a) the sale or other disposition of any assets which have become obsolete, outdated or surplus to the business of the Company or any of its Subsidiaries, or have no remaining useful life, in each case as reasonably determined in good faith by the Board of Directors or the senior management of the Company or such Subsidiary, as the case may be, in an aggregate amount not to exceed $3,000,000 in any fiscal year of the Company;

                (b) the sale of assets in connection with sale-leaseback transactions expressly permitted by Section 7.7(b);

                (c)  the sale of Inventory in the ordinary course of business;

                (d)  as expressly permitted by Section 7.5(b);

                (e)  in connection with the Capital Lease Financing Facility;
          and

                (f) other sales or dispositions of assets by the Company or any of its Subsidiaries; provided that (i) at the time of such sale or disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) each such asset is sold or disposed of at fair market value and (iii) the aggregate fair market value of all assets so sold or disposed of by the Company and its Subsidiaries (excluding assets constituting all or any portion of any Specified Property) shall not exceed $30,000,000 in any fiscal year of the Company and shall not exceed $60,000,000 during the term of this Agreement.

          7.7 Limitation on Leases. Create or suffer to exist any obligations for the payment or rental for any property under leases or agreements to lease (other than any arrangement pursuant to which the Company or any of its Subsidiaries is lessor), except:

                (a) (i) leases of the Company and its Subsidiaries in existence on the Effective Date and listed on Schedule 7.7(a) and any renewal, extension or refinancing thereof and (ii) operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; provided that the aggregate amount of lease payments made pursuant to this clause (a) does not exceed $20,000,000 in the aggregate in any fiscal year;

                (b) subject to Section 7.3(g)(ii), Capital Lease Obligations incurred by the Company or any of its Subsidiaries in connection with sale-leaseback transactions; provided that

                      (i) immediately prior to giving effect to such lease, the property or asset subject to such lease was sold by the Company or any Subsidiary to the lessor under such lease for at least its fair market value; and

                      (ii) no Default or Event of Default would occur as a result of such sale and subsequent lease;

                (c) Capital Lease Obligations other than those expressly permitted by paragraph (a) or (b) above, incurred by the Company or any of its Subsidiaries to finance the acquisition of equipment; provided that the aggregate outstanding amount of all Capital Lease Obligations which would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with

          GAAP, when added to the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 7.2(f), shall not at any time exceed the sum of $25,000,000 and an amount equal to 10% of the Consolidated Net Worth of Holdings at such time; and

                (d)  in connection with the Capital Lease Financing Facility.

          7.8 Limitation on Dividends. Declare or pay any dividend (other than (i) dividends payable solely in common stock of Holdings or the Company, as the case may be, and (ii) dividends on the Preferred Stock payable solely in additional shares of Preferred Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of Holdings or the Company or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Company or any Subsidiary, except that:

                (a) the Company may pay cash dividends to Holdings to pay any taxes or expenses required to be paid by Holdings in the ordinary course of business, provided that in no event shall the aggregate proceeds of dividends made pursuant to this clause (a) which have not been applied to pay the obligations in respect of which such dividends were made exceed $200,000 for any period of five consecutive Business Days;

                (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of clause (ii) below (to the extent the repurchase or redemption referred to in said clause is being effected pursuant to
          Section 7.11(a)(ii)(x), (y) or (z)), so long as no Specified Event shall have occurred and be continuing), the Company may pay cash dividends to Holdings (i) to the extent necessary to enable Holdings to repurchase shares of its common stock or options to purchase such common stock, provided, that (x) the aggregate amount so distributed to Holdings in any fiscal year shall not exceed the sum of (I) $5,000,000 and (II) an amount equal to the aggregate Net Cash Proceeds of any sale of shares of common stock by Holdings to any officer or employee of Holdings, the Company or any of its Subsidiaries consummated after the Effective Date which have been contributed to the capital of the Company minus the aggregate amount distributed to Holdings pursuant to this clause (II) for the purpose of repurchasing common stock of Holdings or options to purchase such common stock during any preceding fiscal year and (y) the Net Cash Proceeds of any subsequent sale of shares of common stock by Holdings to any officer or employee of Holdings, the Company or any of its Subsidiaries shall promptly thereafter be contributed to the capital of the Company to the extent of the aggregate amount of cash distributions theretofore made pursuant to this clause (i), the Company shall deliver to the Administrative Agent a certified copy of each agreement in respect of which such dividend is being made;
          (ii) to the extent necessary to enable Holdings to pay any annual management fee expressly permitted by Section 7.12;
          (iii) constituting payments required to be made by the Company to Holdings pursuant to the Tax Sharing Agreement and (iv) to the extent necessary to enable Holdings to pay cash dividends on the Preferred Stock in accordance with Section 7.8(c); provided that Holdings shall pay each obligation in respect of which a dividend is made pursuant to this clause (b) no later than five Business Days after the date on which such dividend is made;

                (c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may pay cash dividends on the Preferred Stock in accordance with the terms thereof, provided, that (x) the aggregate amount so paid by Holdings shall not exceed (i) $5,000,000 in any fiscal year ending on or prior to December 31, 1998 or (ii) $10,000,000 in any fiscal year thereafter and (y) the aggregate amount so paid by Holdings in any fiscal year of Holdings, when added to the aggregate amount of Capital Expenditures made during such fiscal year pursuant to
          Section 7.10(g), shall not exceed the EBITDA Basket Amount for such fiscal year;

                (d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may repurchase common stock of Holdings owned by former or existing employees of the Company, provided that, such repurchases are funded entirely with the proceeds of sales of newly issued common stock of Holdings to employees; and

                (e) Holdings may redeem or exchange any Preferred Stock to the extent expressly permitted by Section 7.11.

          7.9 Limitation on Negative Pledge Clauses. Enter into any agreement, other than (a) in connection with purchase money Liens, the Capital Lease Financing Facility or Capital Lease Obligations expressly permitted by this Agreement (in which cases, any restriction referred to below shall only be effective against the assets financed thereby), (b) in connection with secured Section 7.2(n) Indebtedness or secured Section 7.2(p) Indebtedness (in which case, any restriction referred to below shall only be effective against the assets securing such Indebtedness) and
    (c) the Senior Note Indenture and the Senior Unsecured Term Loan Agreement, with any Person other than the Lenders pursuant hereto which in any way limits or imposes any condition on the ability of Holdings, the Company or any of its Subsidiaries to create, incur, assume or suffer to exist a perfected, first priority security interest upon any of its property, assets or revenues, whether now owned or hereafter acquired, securing the Obligations, any guarantee of the Obligations or any other obligations of any Loan Party under any Loan Document or any Indebtedness refinancing any of the foregoing.

          7.10 Limitation on Capital Expenditures, Investments, Loans and Advances. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditures or make or commit to make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make or commit to make any other investment in, any Person, except:

                (a) extensions of trade credit by the Company or any of its Subsidiaries in the ordinary course of business;

                (b) investments by the Company or any of its Subsidiaries in Cash Equivalents;

                (c) loans and advances to employees of the Company or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business consistent with the historical practices of the Company and its Subsidiaries as of the Effective Date, in an aggregate amount for the Company and its Subsidiaries not to exceed $1,000,000 at any one time outstanding;

                (d) investments by the Company in any Subsidiary Guarantor and investments by Holdings or any Subsidiary of the Company in the Company or in any Subsidiary Guarantor;

                (e) (i) loans made by the Company to any Joint Venture ("Joint Venture Loans"), provided that (x) the aggregate principal amount thereof shall not exceed $18,000,000 at any one time outstanding, (y) all Indebtedness of Joint Venture resulting therefrom shall be evidenced by an Intercompany Note, and (z) such Intercompany Note shall be pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Company Pledge Agreement and (ii) guarantees expressly permitted by Section 7.4(c); provided that the aggregate principal amount of Joint Venture Loans, when added to the aggregate amount of guarantees referred to in clause
          (ii) above, shall not exceed $25,000,000 at any time outstanding;

                (f) promissory notes issued to the Company or any of its Subsidiaries by the purchasers of assets sold in accordance with
          Section 7.6(f);

                (g) (i)  Capital Expenditures of the Company and its
          Subsidiaries made in the ordinary course of business and (ii)
          Investment Expenditures of the Company and its Subsidiaries not
          otherwise permitted by this Section 7.10; provided that (w) the aggregate amount of such Capital Expenditures made during any fiscal year of Holdings shall not exceed the sum of (I) $40,000,000 (the
          "Basket Expenditure Amount") and (II) the aggregate amount of all unutilized Basket Expenditure Amounts in respect of each preceding fiscal year (including, without limitation, the unutilized Basket
          Expenditure Amount under the Existing Credit Agreement in respect of fiscal year 1995, which amount is equal to $19,800,000), (x)
          notwithstanding anything to the contrary in clause (w) above, the aggregate amount of such Capital Expenditures made during any fiscal year of Holdings, when added to the aggregate amount of dividends on the Preferred Stock paid by Holdings during such fiscal year pursuant to Section 7.8(c), shall not exceed the EBITDA Basket
          Amount for such fiscal year (provided that this clause (x) shall not be applicable in any fiscal year for which the aggregate amount of such Capital Expenditures is less than $30,000,000), (y) after giving effect to any such Investment Expenditure, the aggregate amount of Investment Expenditures made since the Effective Date shall not exceed the Maximum Investment Amount then in effect, and
          (z) in no event shall the aggregate amount of such Capital
          Expenditures and Investment Expenditures (excluding up to $5,000,000 of Investment Expenditures constituting capital contributions to any
          Joint Venture) which either (1) constitute capital contributions or other investments in any Person which is not a Subsidiary Guarantor
          or (2) are otherwise made to acquire assets which do not constitute
          Collateral exceed $20,000,000 in any fiscal year and $30,000,000 during the term of this Agreement; and

                (h) (i) Capital Expenditures of the Company and its Subsidiaries made in the ordinary course of business and (ii) Investment Expenditures of the Company and its Subsidiaries not otherwise permitted by this Section 7.10, in each case made with the proceeds of any Holdings Common Equity Offering; provided, that
          (x) the aggregate amount of such Capital Expenditures and Investment Expenditures shall not exceed $100,000,000 during the term of this Agreement, (y) in no event shall the aggregate amount of such Capital Expenditures and Investment Expenditures which either (1) constitute capital contributions or other investments in any Person which is not a Subsidiary Guarantor or (2) are otherwise made to acquire assets which do not constitute Collateral exceed $50,000,000 during the term of this Agreement and (z) on the date on which any Investment Expenditure is made pursuant to this Section 7.10(h), the Company shall deliver to the Administrative Agent a certificate of a Responsible Officer of each of Holdings and the Company demonstrating that, on a pro forma basis determined as if such expenditure had been made on the date occurring twelve months prior to the last day of the most recently ended fiscal quarter, Holdings and its consolidated Subsidiaries would have been in compliance with
          Section 7.1 as of the last day of such fiscal quarter.

    Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or any other investment in, SX Mauritius Holding, Inc. or any of its Subsidiaries exceed $10,000,000.

          7.11 Limitation on Optional Payments and Modifications of Certain Agreements. (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make any optional deposit or segregation of funds in respect of, any principal of or interest or dividends on or other amounts payable in respect of the Senior Notes, the Senior Unsecured Term Loans, any
    Section 7.2(n) Indebtedness or the Preferred Stock (other than (i) the refinancing, in whole or in part, of the Senior Notes with the proceeds of a Holdings Common Equity Offering, provided, that the aggregate amount so expended during the term of this Agreement (excluding any premium, accrued interest, fees or expenses payable in connection with any such refinancing) shall not exceed $100,000,000; (ii) the prepayment of the Senior Unsecured Term Loans and Section 7.2(n) Indebtedness pursuant to scheduled amortization payments; (iii) the prepayment, refinancing or redemption of the Senior Unsecured Term Loans in a principal amount not to exceed 75% of cumulative Excess Cash Flow for the period from the beginning of the fiscal quarter of Holdings ended September 30, 1995 to the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 6.1; (iv)(1) the prepayment, refinancing or redemption, in whole or in part, of any Preferred Stock or the Senior Unsecured Term Loans with the proceeds of
    (x) a Holdings Common Equity Offering or (y) preferred stock of Holdings having terms no more onerous than those set forth on Schedule 7.11, or (2) the exchange, in whole or in part, of the Preferred Stock for preferred stock of Holdings having terms no more onerous than those set forth on
    Schedule 7.11,

          (b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Section 7.2(n) Indebtedness, the Senior Notes, the Senior Unsecured Term Loans or the Capital Lease Financing Facility (other than any such amendment, modification or change which (i) would extend the maturity date thereof or reduce the amount of any principal payments in respect thereof, (ii) would reduce the rate or extend the date for payment of interest thereon or
    (iii) is of a technical or clarifying nature, does not affect the interests of the Administrative Agent or any Lender under any Loan Document, such Section 7.2(n) Indebtedness, the Senior Notes, the Senior Unsecured Term Loans or the Capital Lease Financing Facility, as the case may be), or

          (c) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Preferred Stock (other than any such amendment, modification or change which (i) would extend the mandatory redemption date thereof or reduce the amount of any redemption payments in respect thereof, (ii) would reduce the rate or extend the date for payment of dividends thereon or (iii) does not affect the interests of the Administrative Agent or any Lender under any Loan Document in any material respect, provided, that no amendment, modification or change may be made pursuant to this clause (iii) which (w) affects dividend or redemption payments, (x) grants additional rights to the holders of the Preferred Stock in respect of the election of directors of Holdings, (y) causes the covenants or other terms of the Preferred Stock to be more restrictive with respect to Holdings in any material respect or (z) requires the payment of any fee to any holder of any Preferred Stock in connection with obtaining the consent of such holder to such amendment, modification or change, and provided, further, that a substantially final draft of any proposed amendment, modification or change to any Preferred Stock pursuant to this clause (iii) shall be delivered to the Administrative Agent at least five Business Days prior to the effectiveness thereof).

          7.12 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate other than any such transaction (a) between a Subsidiary Guarantor and the Company or any other Subsidiary Guarantor which is otherwise permitted by this Agreement or (b) entered into by Holdings, the Company or any of its Subsidiaries which is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of Holdings', the Company's or such Subsidiary's business, and (iii) upon fair and reasonable terms no less favorable to Holdings, the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate; provided, that, (x) each of Holdings, the Company and its Subsidiaries may enter into employment arrangements with its officers in the ordinary course of business consistent with its historical practices as of the Effective Date and (y) so long as no Default or Event of Default shall have occurred and be continuing, (1) Holdings and the Company may pay to BP Co. or any of its Affiliates an annual management and advisory fee with respect to any fiscal year not to exceed $1,000,000 in the aggregate and may reimburse BP Co. or any of its Affiliates for any reasonable out of pocket expenses (with respect to services associated with or incurred on behalf of the Company), (2) the Company may make payments to Holdings required to be made pursuant to the Tax Sharing Agreement, (3) Holdings may repurchase shares of its common stock or options to purchase such common stock, (4) Holdings may sell shares of, or rights to purchase shares of, its common stock to any of its Affiliates, provided, that any such sale to an operating company "controlled" (as defined in the definition of "Control Affiliate") by Bessemer Holdings, L.P., Bessemer Capital Partners, L.P. or any partnership or similar entity under common "control" (as defined in the definition of "Control Affiliate") with Bessemer Holdings, L.P. shall be on an arm's-length basis and (5) Holdings may exchange, in whole or in part, any Preferred Stock held by an Affiliate of Holdings for preferred stock of Holdings having terms no more onerous than those governing the Preferred Stock and may execute and deliver, and perform its obligations under, any and all agreements, instruments and documents relating to the secondary offering of the Preferred Stock or such exchange, including the registration of the Preferred Stock and any such preferred stock issued in any such exchange under the Securities Act of 1933.

          7.13. Corporate Documents. Amend its certificate of incorporation (except (a) to increase the number of authorized shares of common stock or (b) to the extent necessary to consummate the BCP/Company Merger).

          7.14 Fiscal Year. Permit the fiscal year of Holdings or the Company to end on a day other than December 31.

          7.15 Limitation on Activities of Holdings. In the case of Holdings, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Company and (ii) those incidental to any exchange, refinancing or redemption of its Indebtedness or Preferred Stock expressly permitted by this Agreement or any Holdings Common Equity Offering; (b) incur, create, assume or suffer to exist any Indebtedness, Guarantee Obligations or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party, (iii) obligations with respect to its Capital Stock, (iv) the obligation to pay any management or advisory fee expressly permitted by Section 7.12, (v) in connection with Intercompany Loans made by the Company to Holdings in accordance with Section 7.2(b), (vi) in connection with the matters described in clause (a)(ii) above and (vii) pursuant to any guarantee entered into pursuant to Section 7.4(f); or (c) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the ownership of (i) shares of Capital Stock of the Company and (ii) additional assets having an aggregate value not to exceed $1,000,000.

                SECTION 8.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

                (a) The Company shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof; or the Company shall fail to pay any interest on any Loan, or any other amount payable hereunder, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

                (b)  Any representation or warranty made or deemed made by the
          Company or any other Loan Party herein or in any other Loan Document
          or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                (c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or 7 of this Agreement, Section 5(f), 5(g), 5(h), 5(i) or 5(n) of the Holdings Security Agreement, Section 5(f), 5(g), 5(h), 5(i) or 5(n) of the Company Security Agreement, Section 5(f), 5(g), 5(h), 5(i) or 5(n) of the Subsidiary Security Agreement, Paragraph 5(a) or 5(b) of the Holdings Pledge Agreement, Paragraph 5(a) or 5(b) of the Company Pledge Agreement, Paragraph 5(a) or 5(b) of the Subsidiary Pledge Agreement or Paragraph 11 of the Subsidiary Guarantee (to the extent such Paragraph 11 incorporates by reference the covenants contained in Section 6.7(a) or 7 of this Agreement) or (ii) an Event of Default (as defined in any Mortgage) shall have occurred; or

                (d) The Company or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a senior officer of Holdings or the Company first knew or reasonably should have known of such default or (ii) the date on which written notice thereof shall have been given to the Company by the Administrative Agent or the Required Lenders; or

                (e) (i) Holdings, the Company or any of its Subsidiaries shall (x) default in any payment when due of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation; or (y) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that a default, event or condition described in subclause (x) or (y) of this clause (i) shall not constitute an Event of Default under this Agreement unless, at the time of such default, defaults, events or conditions of the type described in subclauses (x) and (y) of this clause (i) shall have occurred and be continuing with respect to Indebtedness and/or Guarantee Obligations the outstanding principal amount of which exceeds in the aggregate $5,000,000 or (ii) a "Default" under and as defined in the Senior
          Note Indenture shall have occurred and be continuing as a result of the taking by any Loan Party of any action, the consummation by any Loan Party of any transaction, or the occurrence or existence of any other event or circumstance, expressly permitted by Section 7 of this Agreement; or

                (f) (i) Holdings, the Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Holdings, the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or
          (ii) there shall be commenced against Holdings, the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the judgment of the Required Lenders, have a Material Adverse Effect; or

                (h)  One or more judgments or decrees shall be entered against
          Holdings, the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to
          which the relevant insurance company has not disputed coverage) of
          $2,000,000 or more and (i) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) enforcement
          proceedings shall have been commenced by any creditor upon such judgment or order; or

                (i) Any Security Document shall, at any time, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or any of the Liens intended to be created by any Security Document shall cease to be or shall not be a valid and perfected Lien having the priority contemplated thereby, or the Subsidiary Guarantee or the guarantee contained in Section 10 shall cease for any reason to be in full force and effect or any Loan Party shall so assert in writing; or

                (j) (i) The Bessemer Group shall cease to own in the aggregate, of record and beneficially, free and clear of all Liens (other than Liens created by any provision of any agreement entered into among any holders of the Capital Stock of Holdings, as in effect on the Effective Date), directly, that percentage of the common stock of Holdings representing at least 70% of the common stock of Holdings owned by the Bessemer Group on the Effective Date; or (ii) the Investors, collectively, shall cease to have the power to vote or direct the voting of securities having at least 51% of the ordinary voting power for the election of directors of Holdings unless (x) the failure to have such power occurs solely as a result of the primary sale of shares of common stock of Holdings pursuant to any one or more public offerings thereof and (y) no Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the Effective Date), other than any Person or group consisting solely of one or more Investors, shall, directly or indirectly, have the power to vote or direct the voting of securities representing more than 20% of the ordinary voting power for the election of directors of Holdings; or (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Company free and clear of all Liens (except Liens created by the Holdings Pledge Agreement); or (iv) the Company shall issue any Capital Stock (or any security convertible into any of its Capital Stock) which is not pledged to the Administrative Agent for the benefit of the Lenders; or (v) a "Change of Control" (as defined in the Senior Note Indenture) shall occur;

    then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the
    Company, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the
    Administrative Agent may, or upon the request of the Required Lenders, the
    Administrative Agent shall, by notice to the Company declare the Revolving

    Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

          With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Company. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Company shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company.

          Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                SECTION 9.  THE ADMINISTRATIVE AGENT

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company or any other Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any other Loan Party.

          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (except as otherwise expressly provided in Section 11.1) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (except as otherwise expressly provided in Section 11.1), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.
    The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (except as otherwise expressly provided in Section 11.1); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Company or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and the other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any other Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do
    so), ratably according to the respective amounts of their Revolving Credit Commitments or, if the Revolving Credit Commitments have terminated, ratably according to the respective amounts of their Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated hereby or thereby or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          9.10 Co-Lead Agent and Co- Agents. Neither the Co-Lead Agent nor any Co-Agent in its capacity as such shall have any rights, duties or responsibilities hereunder, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Co-Lead Agent or any Co-Agent in its capacity as such.

                SECTION 10.  GUARANTEE

          10.1 Guarantee. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans hereunder, and in consideration thereof, Holdings hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Company when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and Holdings further agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Section 10. The guarantee contained in this Section 10, subject to Section 10.5, shall remain in full force and effect until the Obligations are paid in full, the Revolving Credit Commitments are terminated and no Letters of Credit are outstanding, notwithstanding that from time to time prior thereto the Company may be free from any Obligations.

          Holdings agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section 10, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Section 10 for such purpose. No payment or payments made by the Company or any other Person or received or collected by the Administrative Agent or any Lender from the Company or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Holdings under this
    Section 10 which, notwithstanding any such payment or payments, shall remain liable for the Obligations until, subject to Section 10.5, the Obligations are paid in full, the Revolving Credit Commitments are terminated and no Letters of Credit are outstanding.

          10.2 No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Section 10, Holdings hereby irrevocably waives all rights which may have arisen in connection with the guarantee contained in this Section 10 to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including
    Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against the Company or against the Administrative Agent or any Lender for the payment of the Obligations, until the Obligations have been paid in full and the Revolving Credit Commitments have been terminated. Holdings hereby further irrevocably waives all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company or any other Person which may have arisen in connection with the guarantee contained in this Section 10, until the Obligations have been paid in full and the Revolving Credit Commitments have been terminated. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of the Company to Holdings on account of any of the rights waived in this Section 10.2, such amount shall be held by Holdings in trust, segregated from other funds of Holdings, and shall, forthwith upon receipt by Holdings, be turned over to the Administrative Agent in the exact form received by Holdings (duly indorsed by Holdings to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this
    Section 10.2 shall survive the term of the guarantee contained in this
    Section 10 and the payment in full of the Obligations and the termination of the Revolving Credit Commitments.

          10.3  Amendments, etc. with respect to the Obligations.  Holdings shall remain obligated under this Section 10 notwithstanding that, without any reservation of rights against Holdings, and without notice to or further assent by Holdings, any demand for payment of or reduction in the principal amount of any of the Obligations made by the Administrative
    Agent or any Lender may be rescinded by the Administrative Agent or such
    Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement, any other Loan Document, and any other documents executed and delivered in
    connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any
    Lender shall have any obligation to protect, secure, perfect or insure any
    Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 10 or any property subject thereto.

          10.4 Guarantee Absolute and Unconditional. Holdings waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Company or Holdings, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Holdings waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or Holdings with respect to the Obligations. The guarantee contained in this Section 10 shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or Holdings) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of Holdings under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Section 10 against Holdings, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Holdings of any liability under this Section 10, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against Holdings.

          10.5  Reinstatement.  The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative

    Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payments had not been made.

          10.6 Payments. Holdings hereby agrees that any payments in respect of the Obligations pursuant to this Section 10 will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the office of the Administrative Agent specified in Section 11.2.

                SECTION 11.  MISCELLANEOUS

          11.1  Amendments and Waivers.  Neither this Agreement, any other
    Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
    Section.  With the written consent of the Required Lenders, the
    Administrative Agent and each Loan Party party to the relevant Loan
    Document may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan
    Documents or changing in any manner the rights of the Lenders or of the
    Company or the other Loan Parties hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan
    Documents or any Default or Event of Default and its consequences;
    provided, that no such waiver and no such amendment, supplement or modification shall directly (a) (i) release all or substantially all of the Collateral or release all or substantially all of the Subsidiary
    Guarantors from their obligations under the Subsidiary Guarantee (except, in each case, in connection with any sale or other disposition of assets expressly permitted by Section 7.6) or (ii) amend, modify or waive any provision of Section 8(j) without the written consent of the Supermajority
    Lenders; (b) forgive the principal amount or extend the final stated
    maturity of any Loan, or reduce the stated rate of interest on any Loan or extend the scheduled time of payment of interest thereon, or reduce any fee or letter of credit commission payable to any Lender hereunder, or release the Company from its obligation to repay any of the amounts described in this clause (b), or increase the amount of any Lender's
    Revolving Credit Commitment, in each case without the written consent of each Lender directly affected thereby; (c) so long as the covenants contained in Section 7.1(b) or 7.1(c) are incorporated by reference in the
    Capital Lease Financing Facility, amend, modify or waive any provision of
    Section 7.1(b) or 7.1(c), as the case may be, without the written consent of the Specified Required Lenders; (d) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of Required Lenders, Specified Required Lenders or
    Supermajority Lenders, or consent to the assignment or transfer by
    Holdings or the Company of any of its rights and obligations under this
    Agreement and the other Loan Documents (except, in the case of Holdings, as expressly contemplated by Section 7.5(c)), in each case without the written consent of all the Lenders; (e) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender;
    or (f) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; and provided, further, that no exercise by the Administrative Agent of its discretion pursuant to the introductory paragraphs of the definitions of "Eligible Inventory" and

    "Eligible Receivables" which would significantly, and from the point of view of the Lenders adversely, alter (a) the basis upon which Inventory or Accounts are considered "Eligible Inventory" or "Eligible Receivables" or
    (b) the calculation of any reserve in respect of Eligible Inventory or Eligible Receivables, shall be effective unless the Required Lenders shall have consented to such exercise in writing (which consent shall not be unreasonably withheld). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Company, the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of Holdings, the Company and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent on or prior to the Effective Date in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the
    Loans:

          Holdings:         BCP/Essex Holdings Inc.
                            c/o Bessemer Holdings, L.P.
                            630 Fifth Avenue
                            New York, New York  10111
                            Attention:  Robert D. Lindsay
                            Telecopy:  212-969-9032

          with copies to:   Essex Group, Inc. (at the address set forth below)

          and               Cravath, Swaine & Moore
                            Worldwide Plaza
                            825 Eighth Avenue
                            New York, New York  10019
                            Attention:  Kris F. Heinzelman, Esq.
                            Telecopy:  212-474-3700

          The Company:      Essex Group, Inc.
                            1601 Wall Street
                            Fort Wayne, Indiana 46802
                            Attention:  David A. Owen
                            Telecopy:  219-461-4762
          with copies to:   BCP/Essex Holdings Inc. (at
                            the address set forth above)

          and               Cravath, Swaine & Moore (at
                            the address set forth above)

          The Administrative Agent:     The Chase Manhattan Bank
                            c/o Chase Securities Inc.
                            10 South LaSalle Street
                            Chicago, Illinois 60603
                            Attention:  Jonathan E. Twichell
                            Telecopy:  312-807-4550

          with copies to:   Chase Agent Bank Services Group
                            Grand Central Tower
                            140 East 45th Street
                            New York, New York 10017
                            Attention:  Jesus Sang
                            Telecopy:  212-622-0122

    provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.3, 2.6, 2.7, 2.9, 2.11 or
    3.2 shall not be effective until received.

          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, under the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the other Loan Documents.

          11.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses and internally allocated charges and reasonable fees incurred in connection with the development, preparation and execution of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, the consummation and administration of the transactions contemplated hereby and thereby and the syndication of the credit facilities contained herein, including, without limitation, the reasonable fees, charges and disbursements of counsel (including any local or special counsel) to the Administrative Agent and of any professionals or consultants acting on behalf of the Administrative Agent in connection with any audit or other review of the business, assets or financial condition of the Loan Parties (including any examination of Accounts, Inventory or other Collateral), (b) to pay or reimburse the Administrative Agent for all its reasonable costs and expenses incurred in connection with any amendment, supplement or other modification to this Agreement, any other Loan Documents or any other documents prepared in connection herewith or therewith, including, without limitation, reasonable fees, charges and disbursements of counsel to the Administrative Agent, (c) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents, the Letters of Credit, and any other documents prepared in connection herewith or therewith, including, without limitation, reasonable fees, charges and disbursements of counsel to the Administrative Agent and to each Lender (including the reasonable allocated costs of in-house counsel for any Lender), (d) to pay, indemnify each Lender and the Administrative Agent against, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and (e) to pay, and indemnify and hold harmless each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "indemnitee") from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, charges and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees, charges and disbursements of counsel to such indemnitee) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, or the use of the proceeds of the Loans or the loans made pursuant to the Existing Credit Agreement, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnitee is a party thereto or whether any such claim, litigation, investigation or proceeding is brought by the Company or by any other Person, and to reimburse each indemnitee upon demand for any legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing (all the foregoing, collectively, the "indemnified liabilities"); provided that the Company shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such indemnitee. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

          11/6 Successors and Assigns; Assignments and Participations. (a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Company, the Lenders, the Administrative Agent, all future holders of the Loans, and their respective successors and assigns, except that neither Holdings nor the Company may assign or transfer any of its rights or obligations under this Agreement (except, in the case of Holdings, as expressly contemplated by Section 7.5(c)) without the prior written consent of each Lender.

          (b) Each Lender may, with the prior consent of the Company, the Issuing Lender and the Administrative Agent (such consent not to be unreasonably withheld but in the case of the Company it shall be deemed reasonable for the Company to withhold its consent if as a result of any assignment (x) the total number of Lenders would be greater than 20 or (y) the Company would be required to pay any additional amounts pursuant to
    Section 2.15 or 2.16), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided, however, that (i) in the case of each assignment of a Revolving Credit Commitment, except in the case of an assignment of all of a Lender's Revolving Credit Commitment, (x) the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or such lesser amount as the Company may consent to and (y) after giving effect to each such assignment, the amount of the Revolving Credit
    Commitment of the assigning Lender shall in no event be less than $5,000,000, and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and pay to the Administrative Agent a processing and recordation fee of $4,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Upon the effectiveness of any Assignment and Acceptance,
    Schedule 1.1A shall be deemed amended to reflect the identities and Revolving Credit Commitments of the Lenders after giving effect thereto.

          (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning
    Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Loan
    Party or the performance or observance by the Company or any other Loan
    Party of any of its obligations under this Agreement, the other Loan
    Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
    Section 4.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
    (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent, on behalf of the Company, shall maintain at the address of the Administrative Agent referred to in Section
    11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance accepted by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit I, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

          (f)  Each Lender may sell participations to one or more banks or other entities (each, a "Participant") in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loans owing to
    it); provided, however, that (i) such Lender's obligations under this
    Agreement (including, without limitation, its Revolving Credit Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) for purposes of Section 2.16, such Lender shall continue to be treated as if it had not sold any such participation, such that no Participant shall have any right to any indemnity or additional payment under such Section, and such Lender shall be entitled to receive additional payments pursuant to such Section calculated on the assumption that it had not sold any such participation, (iv) the Company, the
    Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any

    Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, in each case to the extent subject to such participation, or postpone the date of the final maturity of, or any date fixed for any payment of interest on, the Loans, in each case to the extent subject to such participation. Notwithstanding the foregoing, the Company agrees that each such Participant shall, to the extent provided in its participation, be entitled to the rights and benefits under Sections
    2.14 and 2.16 and all rights to, or rights to request, information under this Agreement with respect to its participating interest, in each case as if such Participant were a Lender and in each case as with effect as from the date of effectiveness of the applicable participation.

          (g) The Company authorizes each Lender to disclose to any Participant or assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of the Company and its Affiliates prior to becoming a party to this Agreement; provided, that, unless the Administrative Agent and the Company shall otherwise agree, prior to any such disclosure such Transferee shall have executed a Confidentiality Letter in the form of Exhibit L.

          (h) Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Lender at any time and from time to time, the Company shall provide to such Lender, at the Company's own expense, a promissory note, in form and substance reasonably satisfactory to the Company, evidencing the Loans so pledged or assigned Lender.

          (i) If, after the date that any Lender becomes a Lender, the long-term certificate of deposit rating of such Lender shall be downgraded by both Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's") (or, in the case of any Lender which is not so rated by both S&P and Moody's on the date on which it becomes a Lender, by Thompson's BankWatch and, if applicable, S&P or Moody's), and as a result of such downgrade such Lender shall be rated below BBB- by S&P and below Baa3 by Moody's, or the equivalent (or, in the case of any Lender which is not so rated by both S&P and Moody's on the date on which it becomes a Lender, below C by Thompson's BankWatch and, if applicable, below BBB- by S&P or below Baa3 by Moody's, or the equivalent), then the Issuing Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request that the Company use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 11.6(b)), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 11.6(b)) all its interests, rights and obligations hereunder to such assignee; provided, that (i) no such assignment shall conflict with any Requirement of Law of any Governmental Authority and (ii) the Issuing Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment of the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

          11.7  Adjustments; Setoff.

          (a) Except to the extent that this Agreement provides for payments to be allocated to Revolving Credit Loans or Competitive Loans, as the case may be, if any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of any category of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          (b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without prior notice to Holdings or the Company, any such notice being expressly waived by Holdings and the Company to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Company hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Company. Each Lender agrees promptly to notify Holdings, the Company and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

          11.9  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and
    any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 Releases. Each Lender hereby authorizes the Administrative Agent to execute such releases and termination statements as may be reasonably requested by the Company in connection with the incurrence of any Lien expressly permitted by Section 7.3 (as said Section may be amended from time to time in accordance with Section 11.1).

          11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          11.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Company hereby irrevocably and unconditionally:

                (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Company, as the case may be, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

          11.13 Acknowledgements. Each of Holdings and the Company hereby acknowledges that:

                (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                (b) neither the Administrative Agent nor any Lender has any fiduciary relationship to Holdings or the Company, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Company, on the other hand, is solely that of creditor and debtor; and

                (c) no joint venture exists among the Lenders or among Holdings, the Company and the Lenders.

          11.14 WAIVERS OF JURY TRIAL. HOLDINGS, THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.15 Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the prior consent of the Company, other than (a) to the Administrative Agent's or such Lender's affiliates and their officers, directors, employees, agents and advisors, (b) to actual or prospective assignees and participants, and then only on a confidential basis as contemplated in
    Section 11.6(g) and upon the prior delivery of the confidentiality letter contemplated therein, (c) as required by any law, rule or regulation or judicial process and (d) as requested or required by any state, federal or foreign authority or examiner regulating or having jurisdiction over the Administrative Agent or any Lender.

          11.16 New Lenders; Commitment Increases. (a) With the consent of the Company and the Administrative Agent (which, in the case of the Administrative Agent, shall not be unreasonably withheld), (i) one or more additional banks or other financial institutions may become a party to this Agreement by executing a supplement hereto, in form and substance satisfactory to such bank or other financial institution, the Company and the Administrative Agent, whereupon such bank or other financial institution (herein called a "New Lender") shall become a Lender for all purposes hereof and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and
    Schedule 1.1A hereto shall be deemed to be amended to add the name, address and Revolving Credit Commitment of such New Lender and (ii) any Lender may increase the amount of its Revolving Credit Commitment by executing a supplement hereto, in form and substance satisfactory to such Lender, the Company and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased, and Schedule 1.1A hereto shall be deemed to be amended to reflect such increase in the Revolving Credit Commitment of such Lender. In no event may the aggregate Revolving Credit Commitments be increased above $400,000,000 pursuant to any supplement described in this Section 11.16(a).

                (b) If on the date upon which a bank or other financial institution becomes a New Lender or upon which a Lender's Revolving Credit Commitment is changed pursuant to Section 11.16(a), any Revolving Credit Loans are then outstanding, the Company shall borrow Revolving Credit Loans from such Lender in an amount such that, after giving effect thereto, the quotient of (x) the Revolving Credit Loans of such Lender of each Type (and, in the case of Eurodollar Revolving Credit Loans, of each Eurodollar Tranche) and (y) such Lender's Revolving Credit Commitment is equal to the comparable quotient of each other Lender. Any Eurodollar Revolving Credit Loans borrowed pursuant to the preceding sentence shall bear interest at a rate equal to the respective interest rates then applicable to the Eurodollar Revolving Credit Loans of the other Lenders in the same Eurodollar Tranche or such other rate as may be agreed upon by the Company and such Lender.

          11.17 INTEGRATION. THIS AGREEMENT REPRESENTS THE ENTIRE AGREEMENT OF HOLDINGS, THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, WHICH AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN OR AMONG ANY OF THE PARTIES HERETO, AND THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE ADMINISTRATIVE AGENT OR ANY LENDER RELATIVE TO THE SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER LOAN DOCUMENTS.

                               *        *        *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                                  BCP/ESSEX HOLDINGS INC.


                                  By: /s/ David A. Owen
                                     -----------------------------
                                     Name: David A. Owen
                                     Title: Vice President

                                  ESSEX GROUP, INC.


                                  By: /s/ Debra F. Minott
                                     -----------------------------
                                     Name: Debra F. Minott
                                     Title: Senior Vice President

                                  THE CHASE MANHATTAN BANK, as
                                    Administrative Agent and as a Lender


                                  By: /s/ Lawrence Palumbo, Jr.
                                     -----------------------------
                                     Name: L. Palumbo
                                     Title: Vice President and
                                       Attorney-in-fact

                                  BANK OF AMERICA ILLINOIS, as Co-Lead
                                    Agent and as a Lender


                                  By: /s/ R. Guy Stapleton
                                     _____________________________
                                     Name: R. Guy Stapleton
                                     Title: Managing Director

                                  THE BANK OF NEW YORK, as Co-Agent
                                   and as a Lender


                                  By: /s/ John M. Lokay, Jr.
                                     -----------------------------
                                     Name: John M. Lokay, Jr.
                                     Title: Vice President

                                  THE BANK OF NOVA SCOTIA, as Co-Agent
                                   and as a Lender


                                  By: /s/ M.D. Smith
                                     -----------------------------
                                     Name: M.D. Smith
                                     Title: Agent

                                  COMERICA BANK, as Co-Agent and as
                                   a Lender


                                  By: /s/ Phillip A. Coosaia
                                     -----------------------------
                                     Name: Phillip A. Coosaia
                                     Title: Vice President

                                  NBD BANK, N.A., as Co-Agent and
                                   as a Lender


                                  By: /s/ John C. Otteson
                                     -----------------------------
                                     Name: John C. Otteson
                                     Title: Vice President

                                  THE LONG-TERM CREDIT BANK OF JAPAN,
                                   LIMITED, NEW YORK BRANCH, as Co-Agent
                                   and as a Lender


                                  By: /s/ Shuichi Tajima
                                      ----------------------------
                                      Name: Shuichi Tajima
                                      Title: Deputy General Manager

                                  NATIONSBANK, N.A., as Co-Agent
                                   and as a Lender


                                  By: /s/ Wallace W. Harris
                                     -----------------------------
                                     Name: Wallace W. Harris
                                     Title: Vice President

                                  FORT WAYNE NATIONAL BANK, as a Lender


                                  By: /s/ Robert C. Marshall
                                     -----------------------------
                                     Name: Robert C. Marshall
                                     Title: Vice President

                                  MELLON BANK, N.A., as a Lender


                                  By: /s/ Roger N. Stanier
                                     -----------------------------
                                     Name: Roger N. Stanier
                                     Title: Vice President

                                  NATIONAL CITY BANK OF INDIANA,
                                   as a Lender


                                  By: /s/ Reagan K. Rick
                                     -----------------------------
                                     Name: Reagan K. Rick
                                     Title: Vice President

                                  UNITED STATES NATIONAL BANK
                                   OF OREGON, as a Lender

                                  By: /s/ Chris J. Karlin
                                     -----------------------------
                                     Name: Chris J. Karlin
                                     Title: Vice President

                                  NORWEST BANK INDIANA,
                                   NATIONAL ASSOCIATION, as a Lender


                                  By: /s/ Sook-Ja Hansen
                                     -----------------------------
                                     Name: Sook-Ja Hansen
                                     Title: Asst. Vice President

                                  VAN KAMPEN AMERICAN CAPITAL PRIME
                                   RATE INCOME TRUST, as a Lender


                                  By: /s/ Jeffrey W. Maillet
                                     -----------------------------
                                     Name: Jeffrey W. Maillet
                                     Title: Sr. Vice President,
                                       Portfolio Mgr.

                                  BANK OF MONTREAL, as a Lender



                                  By: /s/ Erin M. Keyser
                                     -----------------------------
                                     Name: Erin M. Keyser
                                     Title: Director

                                  BHF-BANK AKTIENGELSELLSCHAFT, as
                                   a Lender


                                  By: /s/ John Sykes/Evon Contos
                                      ----------------------------
                                     Name: John Sykes/Evon Contos
                                     Title: AVP/VP

                                  CAISSE NATIONALE DE CREDIT AGRICOLE,
                                   as a Lender


                                  By: /s/ Dean Balice
                                      ----------------------------
                                      Name: Dean Balice
                                      Title: Senior Vice President,
                                        Branch Manager

                                  KEY BANK NATIONAL ASSOCIATION,
                                   as a Lender


                                  By: /s/ Matthew P. Tudhey

                                      ----------------------------
                                      Name: Matthew P. Tudhey
                                      Title: Assistant Vice President


                                TABLE OF CONTENTS

                                                                          Page

          SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . .    1
                1.1   Defined Terms . . . . . . . . . . . . . . . . . . .    1
                1.2   Other Definitional Provisions; Financial
                      Calculations  . . . . . . . . . . . . . . . . . . .   28

          SECTION 2.  THE REVOLVING CREDIT COMMITMENTS  . . . . . . . . .   29
                2.1   Revolving Credit Commitments  . . . . . . . . . . .   29
                2.2   Procedure for Revolving Credit Borrowing  . . . . .   29
                2.3   Competitive Borrowings  . . . . . . . . . . . . . .   30
                2.4   Fees  . . . . . . . . . . . . . . . . . . . . . . .   33
                2.5   Evidence of Loans; Repayment  . . . . . . . . . . .   33
                2.6   Termination or Reduction of Revolving Credit
                      Commitments . . . . . . . . . . . . . . . . . . . .   33
                2.7   Optional Prepayments  . . . . . . . . . . . . . . .   33
                2.8   Mandatory Prepayments . . . . . . . . . . . . . . .   34
                2.9   Conversion and Continuation Options . . . . . . . .   35
                2.10  Minimum Amounts and Maximum Number of Eurodollar
                      Tranches  . . . . . . . . . . . . . . . . . . . . .   35
                2.11  Interest Rates and Payment Dates  . . . . . . . . .   36
                2.12  Computation of Interest and Fees  . . . . . . . . .   36
                2.13  Inability to Determine Interest Rate  . . . . . . .   37
                2.14  Pro Rata Treatment and Payments . . . . . . . . . .   37
                2.15  Requirements of Law . . . . . . . . . . . . . . . .   38
                2.16  Taxes . . . . . . . . . . . . . . . . . . . . . . .   39
                2.17  Indemnity . . . . . . . . . . . . . . . . . . . . .   41
                2.18  Replacement Lenders . . . . . . . . . . . . . . . .   42

          SECTION 3.  LETTERS OF CREDIT . . . . . . . . . . . . . . . . .   42
                3.1   L/C Commitment  . . . . . . . . . . . . . . . . . .   42
                3.2   Procedure for Issuance of Letters of Credit . . . .   43
                3.3   Fees and Other Charges  . . . . . . . . . . . . . .   43
                3.4   L/C Participations  . . . . . . . . . . . . . . . .   44
                3.5   Drawing and Reimbursement . . . . . . . . . . . . .   44
                3.6   Obligations Absolute  . . . . . . . . . . . . . . .   45
                3.7   Letter of Credit Payments . . . . . . . . . . . . .   45
                3.8   Application . . . . . . . . . . . . . . . . . . . .   45
                3.9   Notices and Reports . . . . . . . . . . . . . . . .   45

          SECTION 4.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . .   46
                4.1   Financial Condition . . . . . . . . . . . . . . . .   46
                4.2   No Change . . . . . . . . . . . . . . . . . . . . .   47
                4.3   Corporate Existence; Compliance with Law  . . . . .   47
                4.4   Corporate Power; Authorization; Enforceable
                      Obligations . . . . . . . . . . . . . . . . . . . .   47
                4.5   No Legal Bar  . . . . . . . . . . . . . . . . . . .   48
                4.6   No Material Litigation  . . . . . . . . . . . . . .   48
                4.7   No Default  . . . . . . . . . . . . . . . . . . . .   48
                4.8   Ownership of Property; Liens  . . . . . . . . . . .   48
                4.9   Intellectual Property . . . . . . . . . . . . . . .   49
                4.10  No Burdensome Restrictions  . . . . . . . . . . . .   49
                4.11  Taxes . . . . . . . . . . . . . . . . . . . . . . .   49
                4.12  Federal Regulations . . . . . . . . . . . . . . . .   49
                4.13  Labor Matters . . . . . . . . . . . . . . . . . . .   49
                4.14  ERISA . . . . . . . . . . . . . . . . . . . . . . .   50
                4.15  Investment Company Act; Other Regulations . . . . .   50
                4.16  Subsidiaries  . . . . . . . . . . . . . . . . . . .   50


                                                                          Page

                4.17  Purpose of Loans  . . . . . . . . . . . . . . . . .   50
                4.18  Environmental Matters . . . . . . . . . . . . . . .   50
                4.19  Accuracy of Information . . . . . . . . . . . . . .   51
                4.20  Security Documents  . . . . . . . . . . . . . . . .   52
                4.21  Solvency  . . . . . . . . . . . . . . . . . . . . .   52
                4.22  Insurance . . . . . . . . . . . . . . . . . . . . .   52
                4.23  Regulation H  . . . . . . . . . . . . . . . . . . .   53
          SECTION 5.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . .   53
                5.1   Conditions to Effectiveness . . . . . . . . . . . .   53
                5.2   Conditions to Each Extension of Credit  . . . . . .   56

          SECTION 6.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . .   56
                6.1   Financial Statements  . . . . . . . . . . . . . . .   56
                6.2   Certificates; Other Information . . . . . . . . . .   57
                6.3   Payment of Obligations  . . . . . . . . . . . . . .   58
                6.4   Conduct of Business and Maintenance of Existence  .   58
                6.5   Maintenance of Property; Insurance  . . . . . . . .   58
                6.6   Inspection of Property; Books and Records;
                      Discussions . . . . . . . . . . . . . . . . . . . .   59
                6.7   Notices . . . . . . . . . . . . . . . . . . . . . .   59
                6.8   Environmental Laws  . . . . . . . . . . . . . . . .   60
                6.9   Interest Rate Protection  . . . . . . . . . . . . .   61
                6.10  Additional Collateral . . . . . . . . . . . . . . .   61

          SECTION 7.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . .   62
                7.1   Financial Condition Covenants . . . . . . . . . . .   63
                7.2   Limitation on Indebtedness  . . . . . . . . . . . .   63
                7.3   Limitation on Liens . . . . . . . . . . . . . . . .   65
                7.4   Limitation on Guarantee Obligations . . . . . . . .   67
                7.5   Limitations on Fundamental Changes  . . . . . . . .   67
                7.6   Limitation on Sale of Assets  . . . . . . . . . . .   68
                7.7   Limitation on Leases  . . . . . . . . . . . . . . .   69
                7.8   Limitation on Dividends . . . . . . . . . . . . . .   69
                7.9   Limitation on Negative Pledge Clauses . . . . . . .   70
                7.10  Limitation on Capital Expenditures, Investments,
                      Loans and Advances  . . . . . . . . . . . . . . . .   70
                7.11  Limitation on Optional Payments and Modifications
                      of Certain Agreements . . . . . . . . . . . . . . .   72
                7.12  Transactions with Affiliates  . . . . . . . . . . .   73
                7.13  Corporate Documents . . . . . . . . . . . . . . . .   73
                7.14  Fiscal Year . . . . . . . . . . . . . . . . . . . .   73
                7.15  Limitation on Activities of Holdings  . . . . . . .   73

          SECTION 8.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . .   74

          SECTION 9.  THE AGENT . . . . . . . . . . . . . . . . . . . . .   77
                9.1   Appointment . . . . . . . . . . . . . . . . . . . .   77
                9.2   Delegation of Duties  . . . . . . . . . . . . . . .   77
                9.3   Exculpatory Provisions  . . . . . . . . . . . . . .   77
                9.4   Reliance by Agent . . . . . . . . . . . . . . . . .   77
                9.5   Notice of Default . . . . . . . . . . . . . . . . .   78
                9.6   Non-Reliance on Agent and Other Lenders . . . . . .   78
                9.7   Indemnification . . . . . . . . . . . . . . . . . .   78
                9.8   Agent in Its Individual Capacity  . . . . . . . . .   79
                9.9   Successor Agent . . . . . . . . . . . . . . . . . .   79
                9.10  Co-Lead Agent and Co-Agents . . . . . . . . . . . .   79


                                                                          Page

          SECTION 10.  GUARANTEE  . . . . . . . . . . . . . . . . . . . .   79
                10.1  Guarantee . . . . . . . . . . . . . . . . . . . . .   79
                10.2  No Subrogation, Contribution, Reimbursement or
                      Indemnity . . . . . . . . . . . . . . . . . . . . .   80
                10.3  Amendments, etc. with respect to the Obligations  .   80
                10.4  Guarantee Absolute and Unconditional  . . . . . . .   80
                10.5  Reinstatement . . . . . . . . . . . . . . . . . . .   81
                10.6  Payments  . . . . . . . . . . . . . . . . . . . . .   81

          SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . .   81
                11.1  Amendments and Waivers  . . . . . . . . . . . . . .   81
                11.2  Notices . . . . . . . . . . . . . . . . . . . . . .   82
                11.3  No Waiver; Cumulative Remedies  . . . . . . . . . .   83
                11.4  Survival of Representations and Warranties  . . . .   83
                11.5  Payment of Expenses and Taxes . . . . . . . . . . .   83
                11.6  Successors and Assigns; Assignments and
                      Participations  . . . . . . . . . . . . . . . . . .   84
                11.7  Adjustments; Setoff . . . . . . . . . . . . . . . .   87
                11.8  Counterparts  . . . . . . . . . . . . . . . . . . .   87
                11.9  Severability  . . . . . . . . . . . . . . . . . . .   87
                11.10 Releases  . . . . . . . . . . . . . . . . . . . . .   88
                11.11 GOVERNING LAW . . . . . . . . . . . . . . . . . . .   88
                11.12 Submission To Jurisdiction; Waivers . . . . . . . .   88
                11.13 Acknowledgements  . . . . . . . . . . . . . . . . .   88
                11.14 WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . .   88
                11.15 Confidentiality . . . . . . . . . . . . . . . . . .   89
                11.16 New Lenders; Commitment Increases . . . . . . . . .   89
                11.17 INTEGRATION . . . . . . . . . . . . . . . . . . . .   89


                                                                          Page

    SCHEDULES:

    1.1A        Revolving Credit Commitments, Addresses
    1.1B        Mortgaged Properties
    1.1C        Terms of Preferred Stock
    4.1(b)      Liabilities, etc.
    4.5         Legal Bar
    4.8         Owned and Leased Properties
    4.9         Patents and Trademarks
    4.16        Subsidiaries
    4.20(b)     UCC Filing Jurisdictions
    4.20(c)     Mortgage Filing Jurisdictions
    5.1(g)      Local Counsel
    7.2(c)      Existing Indebtedness
    7.3(f)      Existing Liens
    7.7(a)      Existing Leases
    7.11        Terms of Preferred Stock

    EXHIBITS:

    A           Form of Intercompany Note
    B-1         Form of Borrowing Base Certificate
    B-2         Form of Senior Note Indenture Revolving Credit Incurrence
                Limit
                Certificate
    C-1         Form of Competitive Accept/Reject Letter
    C-2         Form of Competitive Advance Invitation
    C-3         Form of Competitive Advance Offer
    C-4         Form of Competitive Advance Request
    D-1         Form of Company Pledge Agreement
    D-2         Form of Holdings Pledge Agreement
    D-3         Form of Subsidiary Pledge Agreement
    E-1         Form of Company Security Agreement
    E-2         Form of Holdings Security Agreement
    E-3         Form of Subsidiary Security Agreement
    F           Form of Subsidiary Guarantee
    G-1         Form of Opinion of Cravath, Swaine & Moore
    G-2         Form of General Counsel Opinion
    G-3         Form of Local Counsel Opinion
    H           Form of Closing Certificate
    I           Form of Assignment and Acceptance
    J           Form of Mortgage
    K           Form of Compliance Certificate
    L           Form of Confidentiality Letter



                                                                EXECUTION COPY






    --------------------------------------------------------------------------

















                                   $370,000,000

                                 CREDIT AGREEMENT

                           Dated as of October 31, 1996

                                      among

                             BCP/ESSEX HOLDINGS INC.,

                                ESSEX GROUP, INC.,

                             THE LENDERS NAMED HEREIN

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent













    --------------------------------------------------------------------------